As filed with the Securities and Exchange Commission on April 7, 2006

Registration No._______________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

____________________________

FORM SB-2

_____________________________

MEXORO MINERALS LTD.

(Name of small business issuer in its charter)

Colorado	1041	84-1431797
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

609 Granville Street, Suite 880

Vancouver, British Columbia V7Y 1G5

Canada

(800) 661-7830

(Address and telephone number of principal executive offices and principal place of business)

Gary S. Joiner

Frascona Joiner Goodman and Greenstein, P.C

4750 Table Mesa Drive

Boulder, CO 80305

 T: (303) 494-3000

F: (303) 494-6309

 (Name, address and telephone number of agent for service)

Copies to:

Robert Knight, Chief Executive Officer

MEXORO MINERALS LTD.

609 Granville Street, Suite 880

Vancouver, British Columbia V7Y 1G5

Canada

(800) 661-7830

Approximate Date Of Proposed Sale To The Public: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, no par value	22,500,000	$1.30	$29,250,000	$3,129.75

Total	22,500,000	$1.30	$29,250,000	$3,129.75

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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PROSPECTUS

MEXORO MINERALS LTD.

22,500,000 SHARES OF

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 22,500,000 shares of our common stock, including 9,400,000 shares presently outstanding, 5,450,000 outstanding warrants, and convertible debentures that may be converted into 5,100,000 shares of common stock and 2,550,000 warrants.  The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering.  We will pay the expenses of registering these shares.

Prospective investors should carefully consider all of the factors set forth in “Risk Factors” commencing on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

This prospectus shall not be used before the effective date of the registration statement.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED ________, 2006

The information in this Prospectus is not complete and may be changed.  This Prospectus is included in the Registration Statement that was filed by Mexoro Minerals Ltd. with the Securities and Exchange Commission.  The selling stockholders may not sell these securities until the registration statement becomes effective.  This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

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TABLE OF CONTENTS

SUMMARY

5

RISK FACTORS

7

USE OF PROCEEDS

11

DETERMINATION OF OFFERING PRICE

11

LEGAL PROCEEDINGS

11

PLAN OF DISTRIBUTION

11

DIRECTORS AND EXECUTIVE OFFICERS

12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

14

INTEREST OF NAMED EXPERTS AND COUNSEL

16

DISCLOSURE OF COMMISSION POSITION OF  INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

16

DESCRIPTION OF BUSINESS

16

MANAGEMENT'S DISCUSSION AND ANALYSIS

30

DESCRIPTION OF PROPERTY

33

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

33

EXECUTIVE COMPENSATION

34

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

35

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

37

SELLING STOCKHOLDERS

37

LEGAL MATTERS

42

EXPERTS

42

AVAILABLE INFORMATION

42

FINANCIAL STATEMENTS

44

Until 90 days after the effective date, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

MEXORO MINERALS LTD.

609 Granville St. Suite 880,

Vancouver, British Columbia V7Y 1G5

Canada

(800) 661-7830

The Company

Mexoro Minerals, Ltd. (formerly known as Sunburst Acquisitions IV, Inc.) (“we,” “us,” “our,” “the Company,” or “Mexoro”) was incorporated in the State of Colorado on August 27, 1997.  We were formed to seek out and acquire business opportunities.  Between 1997 and 2003, we engaged in two business acquisitions and one business opportunity, none of which generated a significant profit or created a sustainable business for us.   (See “Description of Business” for further information.)

On May 25, 2004, we completed a share exchange transaction with Sierra Minerals and Mining, Inc., a Nevada corporation (“Sierra Minerals”), which caused Sierra Minerals to become our wholly-owned subsidiary.  Sierra Minerals held certain rights to properties in Mexico that we now own or option.  Through Sierra Minerals, we entered into a Joint Venture Agreement with Minera Rio Tinto, S.A. De C.V., a company duly incorporated pursuant to the laws of the United Mexican States (“MRT”), which is controlled by Mario Ayub, Chief Operating Officer of Mexoro. In August 2005, we cancelled the Joint Venture Agreement in order to pursue the mineral exploration opportunity in a different manner. On January 20, 2006, Sierra Minerals was dissolved.

In August 2005, we created a wholly owned Mexican subsidiary, Sunburst de Mexico, S.A. de C.V. (“Sunburst de Mexico”).  On August 25, 2005, Sunburst de Mexico, Mexoro, and MRT entered into agreements giving Sunburst de Mexico the right to explore and exploit certain properties in Mexico.

In December 2005, Mexoro and Sunburst de Mexico entered into a new agreement with MRT (the “New Agreement”).  Among other provisions, the New Agreement allowed Sunburst de Mexico to exercise an option to obtain two mining concessions referred to as the Encino Gordo properties in Guazapares, Chihuahua Mexico, as well as giving Mexoro the option to obtain three additional mining concession in the Encino Gordo region.  We agreed to issue two million shares of the Company to MRT within four months of the date of the signing of the New Agreement.  These shares were issued on February 23, 2006.  We also agreed to issue one million additional shares of our common stock to MRT if and when production of the Cieneguita Property reaches 85% of production capacity, as defined in the New Agreement.   Under the terms of the New Agreement, MRT had the option to buy all of the outstanding shares of Sunburst de Mexico for $100 if the Company failed to transfer $1.5 million to Sunburst de Mexico by April 30, 2006.  However, in April 2006, the parties amended the New Agreement to delete both the required transfer of $1,500,000 to Sunburst de Mexico and MRT’s option to purchase shares of Sunburst de Mexico.

Through Sunburst de Mexico, we are engaged in the exploration and development of three gold and silver exploration properties, each made up of several mining concessions, located in the State of Chihuahua, Mexico.  These properties are generally referred to as the Cieneguita property, the

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Guazapares property and the Encino Gordo property.  We will own 100% of the Cieneguita property upon completion of a payment of $2 million to Corporative Minero, S.A. de C.V., a Mexican corporation (“Corporative Minero) and have the option to purchase the Guazapares property from MRT.  In August 2005, we purchased two Encino Gordo mineral concessions from MRT for $100 and recently have exercised our option to purchase three additional Encino Gordo mineral concessions, which now comprise the Encino Gordo property.

We changed our name to Mexoro Minerals, Ltd. on February 15, 2006.  We are considered to be an exploration stage corporation because we are currently engaged in the search for mineral deposits.  We have not engaged in the preparation of an established commercially mineable mineral deposit for extraction or in the exploitation of a mineral deposit.

On February 13, 2006, the shareholders of the Company approved a 1:50 reverse split of its issued and outstanding Common Stock with 1 new share issued for each 50 old shares. Prior to the reverse split, the Company had 189,994,324 shares of Common Stock issued and outstanding.  Immediately following the reverse split, the Company had 3,799,887 shares issued and outstanding.  All figures relating to shares of Common Stock or price of shares of Common Stock reflect the 1:50 reverse split unless otherwise indicated.

As a result of recurring losses from operations and a net deficit in both working capital and stockholders’ equity, our auditors, in their report dated February 28, 2005, have expressed substantial doubt about our ability to continue as going concern.

The Offering

Common stock offered by selling stockholders:

Up to 22,500,000 shares of our common stock, including 9,400,000 shares presently outstanding, convertible debentures that may be converted into 5,100,000 shares of common stock and 2,550,000 warrants, and 5,450,000 outstanding warrants.

Common stock to be outstanding after the offering:	Up to 28,121,102 shares

Over-The-Counter Bulletin Board Symbol:	MXOM

Risk Factors:

Investment in our common stock involves a high degree of risk.  Among the significant risk factors are (i) we have a history of losses; (ii) we need additional financing or the business will fail; (iii) our auditors issued an opinion expressing doubt about our ability to be a going concern; and (iv) the mining business is a risky industry.

Summary Financial Information

The following table sets forth summary financial data derived from our financial statements. This data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

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	Nine Month Period Ended November 30, 2005	Fiscal year ended February 28, 2005	Fiscal year ended February 29, 2004

Operating Statement Data:

Revenues	$0	$0	$13,580

Operating Expenses	$232,458	$324,365	$365,961

Net Profit (Loss) from Operations	$ (232,458)	$ (324,365)	$ (352,381)

Net Profit (Loss) Per Share	$ (0.00)	$ (0.02)	$ (0.01)

Balance Sheet Data:

Total Assets	$22,787	$43,235	$94,263

Total Liabilities	$855,611	$765,448	$125,502

Common stock issued and outstanding	2,578,977	2,435,977	1,768,868

Shareholders’ Equity	$ (832,824)	$ (722,213)	$ (31,239)

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We Have A History Of Incurring Net Losses. We Expect Our Net Losses To Continue As A Result Of Planned Increases In Operating Expenses, And, Therefore, We May Never Achieve Profitability.

We have a history of operating losses and have incurred significant net losses in each fiscal quarter since our inception. Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. For the year ended February 28, 2005, we did not generate revenues and incurred a net loss of $1,617,788. We expect to continue to incur net losses and negative cash flows for the foreseeable future.  Our ability to generate and sustain significant revenues or to achieve profitability will depend upon numerous factors outside of our control, including the precious metals market and the economy.  We have no history upon which to base any assumption as

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to the likelihood that we will prove successful, and we may not be able to generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

We Have No Operating History; Therefore, It Is Difficult To Evaluate Our Financial Performance And Prospects.

We have just begun the initial stages of exploration of our mineral concessions and have no way to evaluate the likelihood that we will be able to operate the business successfully.  We have been involved primarily in organizational activities, the acquisition of mineral concessions, and the production of a preliminary summary report on our mineral concessions.  We are considered to be an exploration stage corporation because we are currently only engaged in the search for mineral deposits.  We will be in the exploration stage until we discover commercially viable mineral deposits on any of our properties. Our limited operating history makes it difficult to evaluate our financial performance and prospects. We have not earned any revenues from our exploration activities to date, and we have not emerged from being an exploration stage to a development stage corporation.  Because of our limited financial history, we believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance.

Because Of Our Recurring Operating Losses, Stockholders’ Deficit, Working Capital Deficit And Negative Cash Flow From Operations, Our Auditor Has Raised Substantial Doubt About Our Ability To Continue Our Business.

We have received a report from our independent auditors on our financial statements for the fiscal years ended February 28, 2005 and 2004, in which our auditors have included explanatory paragraphs indicating that our recurring net losses, stockholders' deficit, working capital deficit, and negative cash flow from operations cause substantial doubt about our ability to continue as a going concern. By issuing this opinion, our auditors have indicated that they are uncertain as to whether we have the capability to continue our operations.  If we are unable to generate significant revenue and/or raise additional financing, we will not have sufficient funds to continue engaging in the search for mineral deposits, to mine any of our properties, or to extract mineable mineral deposits.

If We Do Not Obtain Financing When Needed, Our Business Will Fail.

As of April 4, 2006, we had cash on hand in the amount of approximately $ 2,051,680. We currently do not have any income.  Our current operating funds are sufficient to fund our planned exploration program, as described herein, on three properties. In order for us to perform any further exploration or extensive testing, we will need to obtain additional financing. We will require additional financing if the costs of the exploration of our mineral concessions are greater than anticipated. We also will need supplementary financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. If our exploration programs are successful in discovering ore of commercial tonnage and grade, we will require additional funds in order to place our mineral concessions into commercial production. We currently do not have any arrangements for additional financing, and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market prices for minerals and the costs of exploring for or mining these materials.

If We Are Required for any Reason to Repay Our Outstanding Convertible Debentures, We Would Be Required to Deplete Our Working Capital, If Available, Or Raise Additional Funds.

In February and March 2006, we issued convertible debentures in the principal amount of

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$2,550,000.  We do not have a sinking fund available to repay this debt.  Any event of default could require the early repayment of the convertible debentures. We anticipate that the full amount of the convertible debentures will be converted into units consisting of shares of our common stock and warrants, in accordance with the terms of the convertible debentures. However, if we are required to repay the convertible debentures, we would be required to use our limited working capital and would also be required to raise additional funds to fully repay the debentures. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us. Any such action would require us to curtail or cease operations.

Our Success Is Dependent On Retaining Key Personnel And On Hiring And Retaining Additional Personnel.

Our ability to continue to explore and develop our mineral concessions is, in large part, dependent upon our ability to attract and maintain qualified key personnel.  There is competition for such personnel, and there can be no assurance that we will be able to attract and retain them.  Our development now and in the future will depend on the efforts of key management figures, such as Robert Knight, our Chief Executive Officer, and Mario Ayub, our Chief Operating Officer.  The loss of any of these key people could have a material adverse effect on our business. We do not currently maintain key-man life insurance on any of our key employees.

We may not be able to find qualified geologists and mining engineers on a timely basis or at all to further expand our business plan.  Furthermore, if we are able to find qualified employees, the cost to hire them may be too great as there may be other opportunities elsewhere at a higher rate than we are able to pay.

Because Of The Speculative Nature Of Exploration Of Mineral Concessions And The Unique Difficulties And Uncertainties Inherent In The Mineral Exploration Business, There Is Substantial Risk That No Commercially Exploitable Minerals Will Be Found And This Business Will Fail.

Exploration for minerals is a speculative venture involving substantial risk.  New mineral exploration companies encounter difficulties, and there is a high rate of failure of such enterprises.  The expenditures we may make in the exploration of the mineral concessions may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. In addition, problems such as unusual or unexpected mineral formations and other geological conditions often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.  The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins, the use of explosives, waste disposal, worker safety and other hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

As We Undertake Exploration Of Our Mineral Claims, We Will Be Subject To Compliance With Government Regulations That May Increase The Anticipated Cost Of Our Exploration Program.

There are several governmental regulations that materially restrict mineral exploration or exploitation. We will be subject to local mining laws in Mexico as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program

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includes a budget for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

U.S. Investors May Experience Difficulties In Attempting To Enforce Judgments Based Upon U.S. Federal Securities Laws Against Us And Our Non-U.S. Resident Directors.

All of our operations are conducted through a subsidiary corporation organized and located outside the United States and all the assets of our subsidiary are located outside the United States.   In addition, all of our officers and directors are foreign citizens.  As a result, it may be difficult or impossible for U.S. investors to enforce judgments of U.S. courts for civil liabilities against us or against any of our individual directors or officers.   In addition, U. S. investors should not assume that courts in the countries in which our subsidiary is incorporated or where the assets of our subsidiary are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiary based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiary based upon these laws.

Risks Relating to Our Common Stock:

There Are a Large Number of Shares Underlying Our Convertible Debentures and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

As of April 6, 2006, we had 15,021,102 shares of common stock issued and outstanding, convertible debentures that may be converted into 5,100,000 shares of common stock and 2,550,000 warrants, and 5,450,000 outstanding warrants.  Each warrant may be exercised to purchase one share of common stock.  The sale of these shares may adversely affect the market price of our common stock.

There Is No Active Trading Market For Our Common Stock And If A Market For Our Common Stock Does Not Develop, Our Investors Will Be Unable To Sell Their Shares.

Our common stock is presently quoted on the National Association of Securities Dealers Inc.'s Over the Counter Bulletin Board (the “OTC Bulletin Board”).  Quotations and trading volume of our common stock on the OTC Bulletin Board have been sporadic.  There is currently very little active trading in the market for our common stock and an active public market may not develop or be sustained in the future.  Also, we cannot provide our investors with any assurance that our common stock will continue to be traded on the OTC Bulletin Board.  If our common stock is not quoted on the OTC Bulletin Board or if an active public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The trading market for our common stock is currently subject to rules adopted by the Securities and Exchange Commission which regulate broker-dealer practices in connection with transactions in "penny stocks."  Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny

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stock not otherwise exempt from those rules, to make a special written determination that the penny stock is a suitable investment for the purchaser and to receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock and making it more difficult for holders of our stock to sell their shares, as long as the shares are subject to the penny stock rules.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.  We previously received net proceeds of approximately $3,005,000 from the private placement transactions in which the shares were originally issued.

DETERMINATION OF OFFERING PRICE

The selling shareholders will determine the offering price.

LEGAL PROCEEDINGS

Neither Mexoro nor its property is the subject of any pending legal proceedings, and no such proceeding is known to be contemplated by any governmental authority. We are not aware of any legal proceedings in which any director, officer or affiliate of Mexoro, any owner of record or beneficially of more than 5% of any class of our voting securities, or any associate of any such director, officer, affiliate or security holder of Mexoro, is a party adverse to Mexoro or any of its subsidiaries or has a material interest adverse to Mexoro or any of its subsidiaries.

PLAN OF DISTRIBUTION

The selling stockholders may sell their shares of common stock either directly or through a broker-dealer.

Broker-dealers may charge commissions to both stockholders selling common stock and purchasers buying shares sold by a selling stockholder. Neither we nor the selling stockholders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. The selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

To the extent required by laws, regulations or agreements we have made, we will file a prospectus supplement during the time the selling stockholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares and in accordance with our obligation to file post-effective amendments to the prospectus as required by Item 512 of Regulation S-B. In addition to any other applicable laws or regulations, selling stockholders must comply with regulations relating to distributions by selling stockholders, including Regulation M under the Securities Exchange Act of 1934. Regulation M prohibits selling stockholders from offering to purchase and purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this prospectus.

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Some states may require that registration, exemption from registration or notification requirements be met before selling stockholders may sell their common stock. Some states may also require selling stockholders to sell their common stock only through broker-dealers.

The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such Rule. Offers or sales of the shares have not been registered or qualified under the laws of any country other than the United States. To comply with certain states' securities laws, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder

We will not receive any proceeds from the sale of the shares by the selling stockholders pursuant to this prospectus.

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors and their respective ages and positions as of the date of this prospectus are as follows:

Name	Age	Position

Robert Knight	49	Chief Executive Officer, Director

Mario Ayub	52	Chief Operating Officer, and Director

Tracy A. Moore	53	Chief Financial Officer, Secretary and Director

Directors are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.  Directors serve without cash compensation and without other fixed remuneration. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors. Biographical resumes of each officer and director are set forth below.

Biographical Information

Robert Knight- President and Director.  Mr. Knight has served as a director since December 4, 2005.  Since September 1994, Mr. Knight has been the President of Knight Financial Ltd., where he has organized and participated in many corporate finance transactions.  From September 1998 to January 12, 2005, Mr. Knight served as the president, secretary-treasurer and a director of Synova Healthcare Group, Inc. (OTC-BB: SNVH.OB), a US reporting company formerly known as Advanced Global Industries Ltd. and Centaur BioResearch Corp., which distributes non-invasive medical diagnostic tools mainly for women. Mr. Knight served as director of Invisa, Inc. (OTC-BB: INSA.OB), a reporting company in the United States whose shares trade on the OTC Bulletin Board from September 1998 until April 2005.  Invisa Inc. is involved in the safety sensing industry. From July 1998 to December 22, 2005, Mr. Knight served as a Director of Heartland Oil and Gas Corp. (OTC-BB: HOGC.OB), a reporting company in the United States whose shares are quoted on the OTC Bulletin Board.  Heartland Oil and Gas Corp. is involved in the exploration and development of coal bed methane gas properties in the United States.  Mr. Knight served as President of Heartland Oil and Gas Corp. from July 1998 until September 2002, as its Chief Financial Officer from September 2002 until November 2004 and as its corporate Secretary from July 1998 until November 2004.  He also served as director and treasurer of Advertain On-Line, an online

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advertising software development firm from March 2000 until June 2003. Mr. Knight was awarded an MBA degree from Edinburgh School of Business, Herriot-Watt University in December 1998. Mr. Knight will contribute 75% of his time to the business and operations of Mexoro Minerals Ltd.

Mario Ayub – Chief Operating Officer and Director.  Mr. Ayub has served as a director of the Company since May 25, 2004.  He has served as the President of Minera Rio Tinto S.A. de C.V., a Mexican company since 1994.   From 1997 to 2001 he was a director on the Board of Metalline Mining Company (OTC-BB: MMGG.OB), a US reporting company and Sheffield Resources, a Canadian reporting company trading on the TSX-V exchange.  He is currently the President of the Chihuahua Mining Association and was the President of the National Miners Association of Mexico from 1998 through 2000. He graduated in 1976 from the Universidad Iberoamericana in Mexico City with a degree in chemical engineering, and he has completed post-graduate studies in metallurgy at Comision de Fomento Minero and South Dakota University.  Mr. Ayub will contribute between 75% and 100% of his time to the business and operations of Mexoro Minerals Ltd.

Tracy A. Moore - Chief Financial Officer and Director.  Mr. Moore has served as Chief Financial Officer since December 5, 2005 and served as the Company’s Chief Operating Officer from June 2005 to December 2005.  Mr. Moore is the President of MCSI Consulting Group of Vancouver, Canada, a financial consulting firm that specializes in corporate finance matters, strategic planning and business planning services.  Mr. Moore founded MCSI in 1990 and is responsible for overall client contact and relations, project management, planning, and quality control.   As part of his consulting practice he serves on boards of directors and advises boards on corporate finance matters, business planning issues, mergers, acquisitions and divestitures.  In addition, he has served as a director of Alberta Star Development Corp. (TSX Venture Exchange) since September 2005, which engages in mineral exploration.  From January 2003 through February 2004, Mr. Moore served as a director of Buffalo Gold Ltd. (TSX Venture Exchange), which engages in mineral exploration. From August 2002 to February 2004, he was the chief financial officer of SHEP Technologies Inc. (OTC BB), and was also a director of that company from August 2002 to November 2004. SHEP Technologies, Inc. designs a stored hydraulic energy propulsion technology system for transportation applications.  From September 2000 to October 2002, Mr. Moore was a director of Illusion Systems, Inc. (TSX Venture Exchange), an entertainment company specializing in developing interactive simulation and multi-media products for the entertainment and education industries.  From October 2000 to May 2002, he was a director of Avance Venture Corp. (TSX Venture Exchange), which considered capital investment in e-business, communication, and entertainment related technologies.  Mr. Moore qualified as a Chartered Accountant in 1979, and between 1976 and 1990, he was employed by three different international accounting firms in restructuring, consulting and audit positions. Mr. Moore received a Bachelor of Commerce in Accounting and Management Information Systems from the University of British Columbia in 1976 and was admitted as a member of the Institute of Chartered Accountants in British Columbia in 1979. Mr. Moore will contribute 50% of his time to the business and operations of Mexoro Minerals Ltd.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of our officers, directors and employees.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations of the Securities and Exchange Commission promulgated there under, require our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission, and provide us with

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copies of such reports.

Based solely on a review of the copies of the reports furnished to us, or written representations that no reports were required to be filed, we believe that during the fiscal year ended February 28, 2006 all Section 16(a) filing requirements applicable to our directors, officers, and greater than 10% beneficial owners were complied with, with the exception of the following transaction:

MRT received 12,900,000 pre-split shares of Mexoro in a share exchange transaction with Sierra Minerals.  Our Chief Operating Officer, Mario Ayub, owns and controls MRT and was required to file a Form 3.  This event closed on May 25, 2004.  Mr. Ayub did not file a Form 3 relating to the event until March 1, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 6, 2006. The information in this table provides the ownership information for each person known by us to be the beneficial owner of more than 5% of our Common Stock; each of our directors; each of our executive officers; and our executive officers and directors as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. Common stock beneficially owned and percentage ownership is based on 15,021,102 shares outstanding on April 6, 2006, and assuming the exercise of any options or warrants or conversion of any convertible securities held by such person, which are presently exercisable or will become exercisable within 60 days after April 6, 2006

Name and Address	Number of Shares Beneficially Owned	Percent of Class

Robert Knight(1) 114 W. Magnolia Street Suite 446 Bellingham, WA 98225	450,000 (2)	3.00%

Mario Ayub(1) Pascual Orozco# 2117-A Chihuahua, Chih. 31310 Mexico	1,502,000 (3)	9.90%

Tracy A. Moore(1) 609 Granville Street, Suite 880 Vancouver, BC V7Y 1G5 Canada	50,000 (4)	.33%

Etson, Inc. (5) 6100 Neil Road Suite 500 Reno, NV 89511	972,000	6.41%

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All officers and directors as a Group (3 in number)	2,002,000	13.23%

(1) Officer and/or director of our company.

(2) Includes 400,000 shares owned by 391566 B.C. Ltd., which is controlled by Mr. Knight.  Also includes 50,000 vested options, which are owned by Mr. Knight.

(3) Includes 1,452,000 shares held by MRT Investments, Inc., which is controlled by Mr. Ayub.  Also includes 50,000 vested options owned by Mr. Ayub.

(4) Includes 50,000 vested options owned by Mr. Moore.

(5) Jacob Ayub is the president and controlling shareholder of Etson, Inc.  Jacob Ayub is the brother of Mario Ayub, our Chief Operating Officer.

The following table sets forth information regarding the options which are outstanding, but not vested, as of April 4, 2006. The information in this table provides the ownership information for each person known by us to be the beneficial owner of more than 5% of our Common Stock; each of our directors; each of our executive officers; and our executive officers and directors as a group.

Name	# of shares in option	Date Issued	Expiration	Price

Robert Knight (1)	150,000 (2)	2/27/2006	2/27/2011	$0.50

Mario Ayub (1)	150,000 (2)	2/27/2006	2/27/2011	$0.50

Tracy A. Moore (1)	150,000 (2)	2/27/2006	2/27/2011	$0.50

(1)

Officer and/or director of our company.

(2)

These options will vest according to the following schedule: 50,000 on August 14th, 2006; 50,000 on February 27th, 2007; and 50,000 on August 14th, 2007.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock.  We are authorized to issue up to 200,000,000 shares of common stock, no par value. As of April 6, 2006, there were 15,021,102 shares of common stock outstanding.

Voting Rights.  Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividend Rights.  Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for dividends.

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Liquidation Rights.  Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities.

Conversion and Redemption.  Holders of common stock have no preemptive, subscription, redemption or conversion rights.

We have appointed Corporate Stock Transfer, 3200 Cherry Creek Drive South, Ste. 430, Denver, CO 80209 with a telephone number of (303) 282-4800, as transfer agent for our shares of common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any part of its subsidiaries. Nor was any such person connected with the registrant or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide that, to the fullest extent permitted by Colorado law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders’ rights (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Background

We were incorporated under the laws of the State of Colorado on August 27, 1997 as Sunburst Acquisitions IV, Inc. On February 15, 2006, the name of our company changed to Mexoro Minerals Ltd.  We were initially formed to seek out and acquire business opportunities. In accordance with our business plan, we have engaged in three separate acquisition transactions, described below.  The first two of these transactions did not result in the acquisition of a profitable business.   These acquisitions were of Prologic Systems, Inc., an Arizona corporation in August 1999 (“Prologic”) and HollywoodBroadcasting.com,

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Inc., a Nevada corporation (“HBC”).  The third acquisition was of Sierra Minerals and Mining, Inc., a Nevada corporation (“Sierra Minerals”), as described below.  We also engaged in a business venture during the fiscal years ended February 28, 2003 and 2004, in which we focused on the development of a business related to the marketing, distribution and sale of digital electronic ballasts, through our wholly-owned Canadian subsidiary, Sunburst Digital, Inc. However, due to problems with quality and delivery of the ballasts from the manufacturer, this business never developed and we sought other opportunities.

On May 25, 2004, we completed a share exchange transaction with Sierra Minerals, pursuant to which Sierra Minerals became our wholly owned subsidiary.  Mario Ayub, an officer and director of our company was also a major shareholder of Sierra Minerals.  Pursuant to the terms of the share exchange agreement, we issued 43,000,000 pre-split shares of our common stock in exchange for all of the outstanding shares of Sierra Minerals.  As a result, Sierra Minerals became a wholly owned subsidiary of the Company.  Through this transaction, we acquired interests in the Cieneguita and Guazapares properties which Sierra Minerals owned.  Because non-Mexican companies cannot own mineral rights, Sierra entered into a joint venture with Minera Rio Tinto (“MRT”) in order to explore the properties.  We cancelled the joint venture in August 2005, and we dissolved Sierra Minerals on January 20, 2006..

Also in August 2005, we formed a Mexican subsidiary, Sunburst de Mexico.  Sunburst de Mexico subsequently entered into agreements with MRT, which gave Sunburst de Mexico the mineral concessions for the properties discussed herein formerly owned or optioned by Sierra Minerals.  Through our new subsidiary, we intend to explore these mining properties in Mexico.

Our business plan is to be a mining and exploration company.  We are considered to be an exploration stage corporation because we are currently only engaged in the search for mineral deposits.  We have not engaged in the preparation of an established commercially mineable mineral deposit for extraction or in the exploitation of a mineral deposit. We will be in the exploration stage until we discover commercially viable mineral deposits on any of our properties. In an exploration stage company, management devotes most of its activities to acquiring and exploring mineral properties.

Further exploration will be required before a final evaluation as to the economic feasibility of mineral extraction on these properties can be determined.  There is no assurance that a commercially viable mineral deposit exists on any of our properties.  There is no guarantee that we will be able to identify, acquire or develop mineral properties that will produce a profit and allow us to emerge from the exploration stage. Moreover, if a potential mineral property is identified which warrants acquisition or participation, additional funds may be required to complete the acquisition or participation, and we may not be able to obtain such financing on terms which are satisfactory to us.

Prior Acquisitions

Prologic Systems, Inc.  In August 1999, we invested $1,000,000 in Prologic, which was engaged in the business of providing systems integration services, networking services, software development and applications software for the commercial market. The investment in Prologic was made in anticipation of a business combination with that company.  As part of that transaction, we acquired 3,459,972 shares of Prologic. However, the agreement to complete a business combination was terminated prior to its consummation, and in March 2000, we charged off our investment to operations.

In January 2001, we entered into an agreement with Prologic to recover a portion of our investment. Pursuant to that agreement, on February 16, 2001, we completed the sale of 2,859,972 shares of stock in Prologic to Prologic, or its designees, for a total sales price of $400,000. The sales price was paid $325,000 in cash at closing and $75,000 through Prologic’s execution of a promissory note. The promissory note bore interest at the rate of 10% per annum and required payments of $25,000 principal,

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plus accrued interest, on each of April 12, 2001, July 12, 2001 and October 12, 2001. Thus far, no payments have been received by us.  Subsequently, Prologic declared bankruptcy; therefore, we have written off this promissory note as uncollectible.

We retained ownership of a total of 600,000 shares of Prologic, which we subsequently sold. Such shares were “restricted securities” as defined in Rule 144 under the Securities Act of 1933.  The shares were sold in accordance with the provisions of Rule 144.

HollywoodBroadcasting.com, Inc.  On December 4, 2000, we completed an Agreement for Share Exchange between Mexoro and HBC.  As a result of that closing, HBC became our wholly owned subsidiary.

HBC was a development stage company formed for the purpose of developing and producing original entertainment and information programming for various media, including domestic and foreign broadcast, cable and satellite television, home video, DVD sales and rentals and the Internet. The primary focus of HBC was intended to be development and production (or acquisition) of original entertainment and information programs for web casting over the Internet from its HollywoodBroadcasting.com website.

HBC relied upon the availability of the revenue streams from web casting as the platform for their business.  We were not able to generate significant revenues from any of the sources we relied upon in establishing our business model. On September 28, 2001, we completed the sale of HBC for $1,000 in cash.

Prior Business Activities

On February 27, 2002, we were assigned a sub-distributorship pursuant to a contract between 1357784 Ontario Ltd. and Romlight International, Inc., a company based in Toronto, Ontario Canada. Pursuant to the sub-distributorship agreement, we became the exclusive worldwide distributor of digital electronic lighting ballasts to the hydroponics industry.  This sub-distributorship agreement was assigned to our wholly owned subsidiary, Sunburst Digital, Inc., a Canadian corporation.  Sunburst Digital, Inc. was administratively dissolved on March 31, 2006.

Romlight developed the ballast and is also currently the sole manufacturer. The Romlight product is a digital electronic ballast which may be produced in various sizes ranging from 70 watts to 1,000 watts and which is designed to replace the traditional core and coil ballasts required to drive various types of lamp systems including High Density Discharge (HID) and Fluorescent lighting.

Under the sub-distributorship agreement, we had an annual purchase commitment of 100,000 units. However, because of difficulties in obtaining delivery of finished product from the manufacturer, during the fiscal year ending February 28, 2003, we took delivery of a total of only 500 400-watt ballasts. In January 2003, both the contract between 1357784 Ontario Ltd. and Romlight International and our sub-distributorship agreement were cancelled.  On April 2, 2003, Sunburst Digital, Inc., signed an agreement directly with Romlight containing terms and conditions substantially identical to the terms of the sub-distributorship agreement. This new agreement also included an annual purchase commitment of 100,000 units that only became applicable if and when Romlight was able to resolve its production difficulties and commit itself to a reliable delivery schedule for completed ballasts. However, Romlight was not able to resolve these difficulties.

We paid Romlight a deposit of $183,454 for the sub-distributorship.  Due to quality control issues, the ballasts were never sold, and the Company wrote off its entire deposit and ceased to operate

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Sunburst Digital, Inc.  We had no operations between the cessation of these activities and the acquisition of Sierra Minerals.

Current Activities

On May 3, 2004, we entered into a Share Exchange Agreement with the shareholders of Sierra Minerals.  As a result of this transaction, Sierra Minerals became our wholly owned subsidiary.  Pursuant to the Share Exchange Agreement, we agreed to loan MRT, on behalf of Sierra Minerals, $147,500 to be evidenced by an 8% promissory note signed by MRT. In addition, pursuant to this transaction, we issued an aggregate of 6,000,000 5-year options to purchase shares of our pre-split common stock, at a price of $0.01 per share as compensation for finders’ fees.  Of such options, 3,000,000 were issued to T.R. Winston & Company, LLC and 3,000,000 were issued to Liberty Management, LLC.  Neither T.R. Winston nor Liberty Management are affiliates of Mexoro Minerals.

Sierra Minerals was a party to a Joint Venture Agreement, dated April 26, 2004 and amended on June 1, 2004, by and between Sierra Minerals and MRT.  MRT had interests in exploration properties, which it received in an agreement with Corporative Minero, as explained below.  Because Sierra Minerals was not a Mexican corporation, it could not hold title to the mineral interests itself, which is why the joint venture with MRT was needed.

On August 25, 2005, we cancelled the Joint Venture Agreement and entered into a new arrangement with MRT.  Instead of a joint venture, we formed a new wholly-owned subsidiary, Sunburst de Mexico, which is incorporated in Mexico.  This restructuring allowed us to take title to the properties directly in the name of Sunburst de Mexico.  We entered into agreements with MRT which gave Sunburst de Mexico options in the concessions of the Cieneguita and Guazapares properties and the right of first refusal on two Encino Gordo properties (collectively, the “Property Agreements”).  The parties also entered into an Operating Agreement which gave MRT the sole and exclusive right and authority to manage the Cieneguita Property.

On December 8, 2005, Mexoro and Sunburst de Mexico entered into a New Agreement with MRT (the “New Agreement’) to exercise their option under the August 18, 2005 Sale and Purchase of Mining Concessions Agreement to obtain two mining concessions in the Encino Gordo region. The New Agreement also gave Mexoro the option to obtain three additional concessions in the Encino Gordo region.  These properties are located in the State of Chihuahua, Mexico.

The following are additional material terms of the New Agreement: (1) The Operator’s Agreement with MRT was cancelled.  (2) The Company granted MRT the option to buy all of the outstanding shares of Sunburst de Mexico for $100 if the Company failed to transfer $1.5 million to Sunburst de Mexico by April 30, 2006.  On April 6, 2006, MRT agreed to waive its option to purchase the shares of Sunburst de Mexico and also waived Mexoro’s obligation to transfer $1.5 million to Sunburst de Mexico.  (3) The Property Agreements were modified to change the net smelter rate to a maximum of 2.5% for all properties covered by the Agreements.  (4) The Company agreed to issue two million (2,000,000) shares of the Company to MRT within four months of the date of the signing of the New Agreement.  These shares were issued to MRT and its assignee on February 23, 2006.  This issuance fulfilled the Company’s payment obligations under the previous Property Agreements. (5)  The Company agreed to issue one million (1,000,000) additional shares of the Company’s common stock to MRT if and when the Cieneguita Property is put into production and it reaches 85% of production capacity over a 90-day period, as defined in the New Agreement.

MRT entered into an agreement with Corporative Minero on January 12, 2004 by which it acquired the right to explore and exploit the Cieneguita Property and purchase it for $2,000,000.  Under

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our agreements with MRT, MRT has assigned this agreement to us.  As of the date of this prospectus, $360,000 of the $2,000,000 has been paid to Corporative Minero. The parties intend that the remainder will be paid out of production from the Cieneguita Property at a rate of $20 dollars per ounce of gold sold.  However, in the event that the price of gold is in excess of $400, then Sunburst de Mexico is required to pay an additional $.10 per each ounce for every dollar over $400. Sunburst de Mexico has the obligation of bringing the property to production on or prior to May 6, 2006. If the Cieneguita mine is not in production by such time, Sunburst de Mexico has the obligation to pay $50,000 on May 6, 2006 and then $120,000 per year, until the total of $2 million is paid or the mine is put into production and the remaining payments are paid from the sale of gold, to avoid termination of the agreement.   Corporative Minero has the obligation to pay from the funds they receive from us any royalties that may be outstanding on the properties from prior periods.  Corporative Minero has informed us that there were royalties up to 4% Net Smelter Return owned by various former owners of the property.  They have informed us that the corporations holding those royalties have been dissolved and that there is no further legal requirement to make these royalty payments.  We can make no assurance, though, that we ultimately may be responsible to pay all or some of the 4% Net Smelter Return to these former royalty holders if the property was ever put into production.

Through Sunburst de Mexico, we are engaged in the exploration and development of three gold and silver exploration properties located in the State of Chihuahua, Mexico:  the Cieneguita property, the Guazapares property, and the Encino Gordo property.   In addition, we intend to identify and option additional gold and silver properties within the Chihuahua region if possible.  We will utilize our management’s contacts in the Mexican mining community in order to find potential properties that may be available.  To date, we have identified one such property but have not finalized any terms of acquisitions.  No assurance may be given that we will be able to obtain this additional property or any other such property if it comes available to us.

Principal Products

Our principal product is the exploration for, and, if warranted, the mining and sale of precious minerals. Because our properties have yet to be explored by us, there is no guarantee any ore body will be found.

Mario Ayub is the past President of the National Miners Association of Mexico and the current President of the Chihuahua Miners Association, and through his network, he has been able to discuss and obtain information on potential mining properties.  A potential mining property is identified first by a visit to the property by a geologist.  If the property has potential based upon the geologist’s findings, another visit is made to gather more information by taking surface samples and mapping the property.  Also, geophysical work (in this case mineral exploration techniques using electro magnetic instruments to measure the conductivity of the rocks underground) may be performed before entering into the negotiation process for a particular property.

Overview

The properties owned by Mexoro are located in the state of Chihuahua in an area referred to as the Sierra Madre gold belt of Mexico.  Historically, significant mining activities have occurred in this area and throughout the State of Chihuahua.

GLOSSARY OF CERTAIN MINING TERMS

ASSAY -- A chemical test performed on a sample of ores or minerals to determine the amount of

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valuable metals contained.

BRECCIA -- A rock in which angular fragments are surrounded by a mass of fine-grained minerals.

DEVELOPMENT -- Work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible.

DEVELOPMENT DRILLING -- Drilling to establish accurate estimates of mineral reserves.

DILUTION (mining) -- Rock that is, by necessity, removed along with the ore in the mining process, subsequently lowering the grade of the ore.

EPITHERMAL DEPOSIT -- A mineral deposit consisting of veins and replacement bodies, usually in volcanic or sedimentary rocks, containing precious metals, or, more rarely, base metals.

EXPLORATION -- Work involved in searching for ore, usually by drilling or driving a drift.

HEAP LEACHING -- A process involving the percolation of a cyanide solution through crushed ore heaped on an impervious pad or base to dissolve minerals or metals out of the ore.

HIGH GRADE -- Rich ore. As a verb, it refers to selective mining of the best ore in a deposit.

HYDROTHERMAL -- An adjective applied to heated or hot magmatic emanations rich in water, to the processes in which they are concerned, and to the rocks, ore deposits, alteration products, and springs produced by them.

MINERAL -- A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.

MINERALIZATION -- The act or process of mineralizing.

MINERALIZED MATERIAL OR DEPOSIT -- A mineralized body which has been delineated by appropriate drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Under SEC standards, such a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, grade, recoveries, and other factors, conclude economic feasibility.

NET SMELTER RETURN -- A share of the net revenues generated from the sale of metal produced by a mine.

ORE -- Mineralized material that can be mined and processed at a positive cash flow.

OREBODY -- A natural concentration of valuable material that can be extracted and sold at a profit.

RECLAMATION -- The restoration of a site after mining or exploration activity is completed.

ROYALTY -- An amount of money paid at regular intervals by the lessee or operator of an exploration or mining property to the owner of the ground. Generally based on a certain amount per ton or a percentage of the total production or profits. Also, the fee paid for the right to use a patented process.

SILVER PAN AMALGAMATION MILL --  The raw ore is wet crushed with stamps, the crushed ore is separated from the slurry in a settling tank and then the crushed ore is charged with mercury

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(approximately 10 percent of the weight of the ore) in the amalgamation pan. The amalgam is separated from the slurry and the silver and gold is separated from the amalgam with a retort.

VEIN -- A mineralized zone having a more or less regular development in length, width and depth, which clearly separates it from neighboring rock.

Cieneguita Properties

Property Location

Cieneguita is located in the Baja Tarahumara in Cieneguita Lluvia De Oro, an area of canyons in the Municipality of Urique, in southwest Chihuahua State, Mexico.  The property is located within half a mile of the small village of Cieneguita Lluvia de Oro.

Claim Status and Licensing

The concessions of this project cover a total area of 822 Hectares (approximately 2,031 acres). The property is adjacent to mining claims owned by Dia Bras Exploration Inc. and is located 12 miles away from the El Sauzal project, owned and being developed by Glamis Gold, Ltd.

We applied to the Mexican government for a change of use of land permit.  This permit will require negotiations with the government and a payment for the number of hectares that will be impacted.  We anticipate applying for an environmental impact study and a risk analysis by the end of April 2006.  After the applications are made, it will take approximately 90 days to receive the permits we need, if our applications are accepted.

The following table is a summary of the concessions on the Cieneguita property:

Lot Name	Title Number	Area (Ha)	Term of Validity (2)	Royalties and Payments

Aurifero	196356	492.00	7/16/1993 to 7/15/2043	(1)

Aurifero Norte	196153	60.00	7/16/1993 to 7/15/2043	(1)

La Maravilla	190478	222.00	4/29/1991 to 4/24/2041	(1)

Aquilon Uno	208339	48.00	9/23/1998 to 9/22/2048	(1)

(1)  The Cieneguita concessions were purchased for $2 million USD of which $360,000 has been paid.  We are obligated to make the next property payment in the amount of $50,000 on May 6th, 2006.  It is contemplated that the balance of the payments will be made from revenue from production.  We are obligated to pay from production $20 dollars per ounce of gold sold.  However, in the event that the price of gold is in excess of $400, then Sunburst de Mexico is required to pay an additional $.10 per each ounce for every dollar over $400. If the mine is not in production by such time, after May 6, 2006, Sunburst de Mexico has the obligation to pay $120,000 per year, until the $2 million is paid or the mine is put into production, to avoid termination of the agreement.

(2) Amendments to the Mexican mining laws took effect with the publication on December 21, 2005, of certain amendments to the Ley Federal de Derechos, the act that sets forth the mining taxes' rates.  Effective January 1, 2006, this Mexican Government legislation has converted all of the former exploration concessions in Mexico, which carried a maximum 6 year life, and exploitive concessions, which had a 25 year life, into general concessions with a 50 year life from the date they were registered with the Mining Registry.  The concessions are automatically registered as soon as the concession mining rights are paid and no further paper work is required.  These claims are currently in good standing and held by Sunburst de Mexico.  There will be no special documents sent to us to reflect

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this change.

History

The Cieneguita mines were in limited production in the 1990s. Over a four-year period, the Cieneguita Gold Mine was operated by Mineral Glamis La Cieneguita S. De R.L. De C.V. (“Glamis”), a subsidiary of the Canadian company Glamis Gold LTD (“Glamis Gold”). Records obtained from Glamis Gold indicate that in 1995, Glamis mined and processed 198,000 metric tonnes with a 2.33 gpt (grams per tonne) grade.  Glamis decided to stop production in the mid-1990s.  At that time, Corporative Minero, the operator of the mine for Glamis, acquired the property.  MRT entered an agreement with Corporative Minero on January 12, 2004 by which it acquired the right to explore and exploit the Cieneguita concessions and purchase them for $2,000,000. Pursuant to the agreement, MRT acquired all of the mineral rights from Corporative Minero. Under our agreements with MRT, MRT has assigned this agreement to us.  As of the date of this prospectus, $360,000 of the $2,000,000 has been paid to Corporative Minero. The parties intend for the balance of the purchase price remaining to be paid out of production on Cieneguita at a rate of $20 dollars per ounce of gold sold.  However, in the event that the price of gold is in excess of $400, then Sunburst de Mexico is required to pay an additional $.10 per each ounce for every dollar over $400. Sunburst de Mexico must make a payment to the royalty holders of $50,000 on May 6th 2006 in lieu of its obligation of bringing the property to production on or prior to May 6, 2006. If the mine is not in production by such time, Sunburst de Mexico has the obligation to pay $120,000 per year for years subsequent to May 6, 2006, until the $2 million is paid or the mine is put into production, to avoid termination of the agreement.  On termination of the agreement, there would be no further obligations by Mexoro to any parties.

Geology

A total of 51 diamond drill holes (6,700 meters) drilled by Cominco (now Teck Cominco Ltd.) defined an auriferous zone approximately 1,000 meters long by 200 wide.  On such a zone, two mineralized structures were drilled during their exploration program in 1981 and 1982. Later, two drilling programs were performed by Glamis: during 1994, 135 holes were drilled and during 1997, 62 holes were drilled. Both programs confirmed the delineation of the two mineralized ore bodies.  The initial exploration conducted by our company will focus on further delineating the oxide and mixed ore structures.

We have recently completed a sampling of the property.  We completed 8 trenches approximately 200 meters long and 3 to 5 meters deep spaced equally along the 1,000 meters strike length of the property.  From the walls of these trenches, we took approximately 550 rock samples for a total weight of 20 tonnes.  One half of these samples have been sent to ALS Chemex’s laboratory in Chihuahua for assaying. The purpose of the sampling is to further define the ore grade and potential of the property.  Once we have received all of the assay results and the completed geological report, we will be able to further asses whether the property needs additional exploration work or if it is suitable for a heap leach open pit mining operation.  We have not determined any mineable reserves on this property to date, and our program is still exploratory.

The other half of the 20 tonnes sample will be used to complete column tests to determine the leachability of the precious metals from the rock.  This test will take approximately 90 days to complete and will be completed at the property.  This test is done to ensure that the metallurgy of the minerals allows for economic recovery of the precious metals using a cyanide heap leach process.  Even if we were able to delineate mineable reserves, the metallurgy must be economically feasible to allow us to proceed to mine.

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Infrastructure

The town site near the former mine has the following services: cellular phone, radio communication (CB), a health center and a school.  Because the property was previously in production, it has existing infrastructure such as power, water, railroad transportation (within 20 kilometers), and road access year round.  Furthermore, the heap leach pads used in previous mining operations are still in place.  In the event we are able to define proven reserves, it is our intention to use the existing pads and tailings site to reduce our costs to re-open the mine.  Further study needs to be done on the feasibility of using the existing infrastructure of the old mine.  Because the infrastructure exists, we believe that, if we decide to put the mine into production, the investment needed to put this mine into production is smaller than the investment which would be needed for a mine that was never in production.  The existence of other operating mines in the area facilitates bringing Cieneguita to production because infrastructure, such as roads, already exist.  The roads are public, and we do not have to pay a fee to use them.  This will facilitate our operations, and we will not have to expend funds for road maintenance.

Budget

We estimate that a proposed exploration program on the Cieneguita Property will cost approximately $200,000 and will have the goal of identifying drill targets for a subsequent drilling program.  The exploration program will consist mainly of trenching and sampling.  See “Plan of Operations” in the “Management’s Discussion and Analysis” section for further information.

Guazapares Property

Property Location

The Guazapares project is located in the Barranca section of Chihuahua State in Mexico, and according to publicly published data, at the interphase between the two main volcanic groups that form the bulk of the Sierra Madre Occidental. The location is 220 kilometers to the southwest of Chihuahua City.  The property is accessible year round by air, rail and road.  The area has available power and water.

The Guazapares property, covering 1,514 Hectares (approximately 3,741 acres), is in a mining district with a history of large ore deposits. A large ore deposit would be defined as a property capable of producing in excess of 50,000 ounces of gold equivalent per year.

Claim Status & Licensing

Sunburst de Mexico owns or has an option to purchase 100% of the concessions located in the Guazapares Concessions, as indicated below.  If the exploration is successful on the optioned concessions, then Sunburst Mexico intends to exercise its option to acquire the concession.  There is no penalty for not exercising our options.  The following table sets forth concessions in the Guazapares area which Sunburst de Mexico owns or has the option to purchase:

GUAZAPARES CONCESSIONS OWNED BY SUNBRUST DE MEXICO
Name	Title Number	Area (Ha)	Term of Validity (1)	Royalties and Payments

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Guazapares	209497	30.99	3/08/1999 to 2/08/2049	Net Smelter Return – 2.5% (2)
Guazapares 1	212890	451.96	2/13/2001 to 2/12/2051	Net Smelter Return – 2.5% (2)
Guazapares 2	207499	402.43	6/24/1998 to 6/23/2048	Net Smelter Return – 2.5% (2)
Guazapares 3	211040	250.00	3/24/2000 to 3/23/2056	Net Smelter Return – 2.5% (2)
Guazapares 4	223664	69.8	2/2/2005 to 1/2/2055	Net Smelter Return – 2.5% (2)
Guazapares 5	213572	88.89	5/18/2001 to 5/17/2057	Net Smelter Return – 2.5% (2)
El Cantilito	220788	35.03	10/7/2003 to 10/6/2053	Net Smelter Return – 2.5% (2)

GUAZAPARES CONCESSIONS UNDER OPTION AGREEMENTS
Name	Title Number	Area (Ha)	Term of Validity	Royalties and Payments
San Antonio	196863	113.11	9/14/2004 to 9/13/2054	Net Smelter Return – 2.5% (3)
San Antonio	204385	14.89	2/13/1997 to 3/16/2047	Net Smelter Return – 2.5% (3)
Ampl. San Antonio	196127	20.92	9/23/1992 to 9/22/2042	Net Smelter Return – 2.5% (3)
San Francisco	191486	38.16	12/19/1991 to 12/18/2041	Net Smelter Return – 2.5% (4)

(1)

Amendments to the Mexican mining laws took effect with the publication on December 21, 2005, of certain amendments to the Ley Federal de Derechos, the act that sets forth the mining taxes' rates.  Effective January 1, 2006, this Mexican Government legislation has converted all of the former exploration concessions in Mexico, which carried a maximum 6 year life, and exploitive concessions, which had a 25 year life, into general concessions with a 50 year life from the date they were registered with the Mining Registry.  The concessions are automatically registered as soon as the concession mining rights are paid and no further paper work is required.  These claims are currently in good standing and held by Sunburst de Mexico.  There will be no special documents sent to us to reflect this change.

(2)

The total payment for these 7 concessions is as follows: August 2, 2006 - $60,000, August 2, 2007 - $140,000, August 2, 2008 - $110,000 and August 2, 2009 - $500,000.

(3)

  The total payment for these 3 concessions is as follows:  January 15, 2007 - $30,000, January 15, 2008 - $50,000, January 15, 2009 - $50,000 and January 15 - $500,000.

(4)

      The total payment for this 1 concession is as follows:  June 25, 2006 - $20,000, June 25, 2007 - $30,000, June 25, 2008 - $40,000 and June 25, 2009 - $250,000.

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History

Old mining records in the public domain indicate that mining operations were commenced on this site in the 17th century. Most of the production on this site came from high-grade vein deposits mined by crude underground methods. These documents indicate that the main Guazapares breccia veins were discovered in about 1830. The major period of production was from 1870 to 1900 when there were four silver pan amalgamation mills in operation. Although the deposits contain both gold and silver, the early mills could not recover the gold as it is very fine and occurs along cleavage planes in the pyrite. The mills of the time could only process the oxidized portions of the veins, and the unoxidized, sulfide-bearing material was usually left in the mines as pillars. The principal mine owner died in 1890, after which the mines of Guazapares slowly sank into disrepair and closed by 1900. In 1905, a US company consolidated most of the properties and reopened some of the mine workings. The company ran into financial difficulties during 1907 and work halted. Ramon Valenzuela then acquired the properties and operated a mill until 1912.  Noranda Exploration, Inc. briefly optioned concessions in the area in the early 1990’s. Kennecott Utah Copper Corp. optioned the core concessions in 1993-94 and drilled a few holes in one of the concessions.

On Guazapares #4 and on a property adjacent to it, War Eagle Mining Company, Inc. drilled a total of 5,552 meters in 50 holes on three mineralized zones between November 1991 and August 2002.

Geology

Public documents show that the Guazapares district is underlain by both the lower and upper volcanic series that form most of the Sierra Madre Occidental. The volcanics uncomformably overlay Lower Cretaceous limestone and were deposited onto an erosional surface with low to moderate relief.

Public records indicate that the lower volcanic series is considered to be Upper Cretaceous-Lower Tertiary in age and is composed of subaerial andesite-rhyolite flows and tuff.  These records also indicate that north of Guazapares, along the Chinipas River, the basal sequence of the lower section contains a thick section of a coarse-grained, massive rhyodacite tuff that is overlain by fluvially reworked andesite with conglomerate-grit interbeds. It is not known if the basal rhyodacite extends south to the Guazapares district.

Public records indicate that the lower volcanic series is the host rock of epithermal precious-base metal deposits in the Sierra Madre Occidental. The mineral systems generally occur at or near the top of the series and are often associated with rhyolite stocks and/or flow domes that occur at the top of the lower volcanic series. These domes may represent the earliest stage of the upper series volcanism. The feeder stocks and dikes may be hydrothermally altered and weakly mineralized. The bulk of upper volcanic series is largely host-mineral and caps the partially eroded mineral systems. It is Middle Tertiary in age and is composed of felsic airfall tuff and ash flows.

Mineral Deposits

We believe that the mineralization is fault-controlled and is hosted in andesite at the top of the lower volcanic sequence.  The Sierra Madre epithermal deposits exhibit a strong vertical zonation with high gold-silver-lead values near the top of the system that grade downward into a central silver-lead-zinc (gold) zone, which in turn, grades downward into a copper-zinc massive sulfide vein root zone. The various descriptions of the district lead us to believe that the top of the system is exposed in the historic workings at Guazapares.

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Infrastructure

Guazapares has the infrastructure in place to support a mining operation. It has power, water, railroad transportation and road access all year round. There is trained labor for mining available in the area.

Budget

We estimate that a proposed exploration program on the Guazapares Property will cost approximately $450,000 and will have the goal of identifying drill targets for a subsequent drilling program.  The initial program will include geochemical sampling, ground based geophysical exploration, trenching and sampling.  See “Plan of Operations” in the “Management’s Discussion and Analysis” section for further information.

Encino Gordo Property

Location

The Encino Gordo project is located in the Barranca section of Chihuahua State in Mexico, and according to publicly published data, is at the interphase between the two main volcanic groups that form the bulk of the Sierra Madre Occidental.   The Encino Gordo Property is 3.2 miles west of the Guazapares property.  The location is 220 kilometers to the southwest of Chihuahua City.

Claim Status

Sunburst de Mexico has the option to acquire 100% of the properties subject to a 2.5% net smelter royalty.

The following table is a summary of the concessions on the Encino Gordo property:

Lot Name	Title Number	Area (Ha)	Term of Validity	Royalties and Payments

Encino Gordo	225277	450	8/12/2005 to 8/11/2055 (1)	None

Encino Gordo	292013	382	8/12/2005 to 8/11/2055	None

El Camuchin	220149	100	6/17/2003 to 6/16/2053	Net Smelter Return of 2.5% (2)

La Paloma	220148	100	6/17/2003 to 6/16/2053	Net Smelter Return of 2.5% (2)

Encino Gordo 2	225276	50	8/12/2005 to 8/11/2055	Net Smelter Return of 2.5% (2)

(1)

Amendments to the Mexican mining laws took effect with the publication on December 21, 2005, of certain amendments to the Ley Federal de Derechos, the act that sets forth the mining taxes' rates.  Effective January 1, 2006, this Mexican Government legislation has converted all of the former exploration concessions in Mexico,

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which carried a maximum 6 year life, and exploitive concessions, which had a 25 year life, into general concessions with a 50 year life from the date they were registered with the Mining Registry.  The concessions are automatically registered as soon as the concession mining rights are paid and no further paper work is required.  These claims are currently in good standing and held by Sunburst de Mexico.  There will be no special documents sent to us to reflect this change.

(2)

The total payment for this concession is as follows: June 30, 2006 - $10,000, December 31, 2006 - $25,000, December 31, 2007 - $50,000, December 31, 2008 - $75,000, and December 31, 2009.

History

The Encino Gordo property, covering 1,042 hectares (approximately 2,575 acres), is situated in an old mining district with a lengthy production history, according to records in the public domain.  Old mining records indicate that mining operations were commenced just east of this site in the 17th century. Most of the production from those mines came from high-grade vein deposits mined by crude underground methods. To the east of Encino Gordo, the main Guazapares breccia veins were discovered in about 1830. The major period of production was from 1870 to 1900 when there were four silver pan amalgamation mills in operation. Although those deposits contain both gold and silver, the early mills could not recover the gold as it is very fine and occurs along cleavage planes in the pyrite. The mills of the time could only process the oxidized portions of the veins, and the unoxidized, sulfide-bearing material was usually left in the mines as pillars. The principal mine owner of the properties east of Encino Gordo died in 1890, after which the mines of Guazapares slowly sank into disrepair and closed by 1900. In 1905, a US company consolidated most of the properties to the east and reopened some of the mine workings. The company ran into financial difficulties during 1907 and work halted. Ramon Valenzuela then acquired the properties to the east of Encino Gordo and operated a five stamp mill until 1912.  Noranda Exploration, Inc. briefly optioned concessions in the area in the early 1990’s. Kennecott optioned the core concessions east of Encino Gordo in 1993-94 and drilled a few holes in one of the concessions to the east of Encino Gordo. The Encino Gordo property has never been in production.

Mineral Deposits

Blackstone Resources Inc. hired Reliance Geological Services of Vancouver Canada in 1996 to evaluate the results of a geological and geochemical exploration program on the Encino Gordo zone. The subsequent work revealed results that were judged worthy of a second phase of exploration.  Our surface sampling has indicated the presence of mineralized structures, including gold and silver anomalies on the property.  Several gold-copper anomalous areas were also identified. The property is at the very early stages of exploration, though, and much more work is needed before any decisions can be made as to the viability of the property.

Infrastructure

The Encino Gordo property is accessible year round by road.  There is no local electricity or water currently available.

Budget

We estimate that an initial geochemical and geophysical exploration program on the Encino Gordo Property will cost approximately $200,000 and will have the goal of identifying drill targets for a subsequent drilling program.  See “Plan of Operations” in the “Management ‘s Discussion and Analysis” section for further information.

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Competition

We compete with other mining and exploration companies in connection with the acquisition of mining claims and leases on gold and other precious metals prospects and in connection with the recruitment and retention of qualified employees.

There is significant competition for the limited number of gold and silver acquisition opportunities and, as a result, we may be unable to continue to acquire attractive gold and silver mining properties on terms we consider acceptable.

Given the size of the world market for gold and silver relative to individual producers and consumers of gold and silver, we believe that no single company has sufficient market influence to significantly affect the price or supply of gold and silver in the world market.

Governmental Regulations

Our business is subject to various levels of government controls and regulations, which are supplemented and revised from time to time. We are unable to predict what additional legislation or revisions may be proposed that might affect our business or when any such proposals, if enacted, might become effective. Such changes, however, could require increased capital and operating expenditures and could prevent or delay certain operations by us.

The various levels of government controls and regulations address, among other things, the environmental impact of mining and mineral processing operations and establish requirements for the decommissioning of mining properties after operations have ceased. With respect to the regulation of mining and processing, legislation and regulations in various jurisdictions establish performance standards, air and water quality emission standards and other design or operational requirements for various components of operations, including health and safety standards. Legislation and regulations also establish requirements for decommissioning, reclamation and rehabilitation of mining properties following the cessation of operations, and may require that some former mining properties be managed for long periods of time. In addition, in certain jurisdictions, we are subject to foreign investment controls and regulations governing our ability to remit earnings abroad.

We believe that we are in compliance with all material current government controls and regulations at each of our properties.

Compliance with Environmental Laws

Our future mining operations and current exploration activities are subject to extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, mine development and protection of endangered and protected species. We have made, and expect to make in the future, significant expenditures to comply with such laws and regulations. Future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have an adverse impact on our financial condition or results of operations. The costs and delays associated with compliance with these laws and regulations could stop us from proceeding with the development of a project or the operation or further development of a mine or increase the costs of development or production.

In Mexico, we are required to submit, for government approval, a reclamation plan for each of our mining sites that establishes our obligation to reclaim property after minerals have been mined from the site. In some jurisdictions, bonds or other forms of financial assurances are required for security for

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these reclamation activities. We may incur significant costs in connection with these restoration activities. The unknown nature of possible future additional regulatory requirements and the potential for additional reclamation activities create uncertainties related to future reclamation costs.

Employees

We currently have no employees, but we plan to hire a Vice President of Exploration by the end of April 2006.  The position will be a full time position and will have a salary range of $100,000 to $150,000 per year, plus incentive stock options, stock awards, and benefits.  The job will entail spending time in the field directing the exploration projects on our three properties.

Other than the V.P. of Exploration, all mineral exploration and operations are contracted out to third parties.  In the event that our exploration projects are successful and warrant the development of a mine, all such operations would be contracted out to third parties.  Also, we rely on members of management to handle all matters related to business development and business operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS

Certain statements in this prospectus which are not statements of historical fact are what are known as "forward-looking statements," which are basically statements about the future. For that reason, these statements involve risk and uncertainty because no one can accurately predict the future. Words such as "plans," "intends," "hopes," "seeks," "anticipates," "expects," and the like, often identify such forward looking statements but are not the only indication that a statement is a forward-looking statement. Such forward-looking statements include statements concerning our plans and objectives with respect to our present and future operations and statements which express or imply that such present and future operations will or may produce revenues, income or profits. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading "Risk Factors" beginning on page 7. These and other factors may cause our actual results to differ materially from any forward-looking statement.  We caution you not to place undue reliance on these forward-looking statements.  Although we base these forward-looking statements on our expectations, assumptions, and projections about future events, actual events and results may differ materially, and our expectations, assumptions, and projections may prove to be inaccurate. The forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation to publicly release the results of any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing.

Overview

We are a start-up exploration stage company and have not yet generated or realized any revenues from our exploration or mining business operations, which we commenced in May 2004. We have sufficient cash to maintain our operations until April 2007.

Our continued existence and plans for future growth depend on our ability to obtain the additional capital necessary to operate either through the generation of revenue or the issuance of additional debt or equity. While we believe that we raised sufficient funds in our recent private placement offering of convertible debentures to allow us to continue in business until April 2007, we may not be able to continue in business beyond that date unless we obtain additional capital.  We have not generated any

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revenues, and no revenues are anticipated unless and until mineralized material is discovered on the properties in which we have an interest.

We are not planning to buy or sell any plant or significant equipment in the next six month.  In the event that our exploration is successful on our Cieneguita property, we anticipate spending approximately $1,100,000 on equipment and building a plant to put that property into production.  The ability to buy such equipment would be dependent upon our cash position at that time and our ability to raise additional capital, if needed.

Plan of Operations

Our business plan is to proceed with the exploration of our Mexican mineral properties to determine whether they contain commercially exploitable reserves of gold, silver or other metals.

As we already have data from the previous exploration programs and mining records from Glamis Gold, our exploration program on the Cieneguita Property will focus mainly on identifying drill targets for a subsequent drilling program.  We expect the cost to be approximately $200,000 over the next 12 months.  The proposed pre-drilling exploration program would include the review of available data to create a structural mineralization framework, detailed soil and rock sampling, resampling existing trenches, the extension of existing trenches, the creation of new trenches, and the use of ground-based geophysics to measure the conductivity of underground rocks.  Ground-based geophysics is a technique for exploring for minerals using electromagnetic impulses and the various resistance of the rocks to the conduction of the electromagnetic signals generated by the equipment.  The conductivity of the rocks is compared to known rock formations to help indicate the types of rock that may be found underground where the geophysical work is done.

Concurrently with our exploration of Cieneguita, we have an exploration program, budgeted at approximately $450,000 for the next 12 months, on our Guazapares Property.  This exploration program has the goal of determining whether subsequent exploration is warranted and if a drill program should be commenced.   It will include reviewing available data to create a structural mineralization framework, detailed soil and rock sampling, and ground-based geophysics measurements.  Most of the mining concessions being explored in the Guazapares area are epithermal silver deposits similar to the Cieneguita property. The geology from other properties in that area that have defined their deposit will serve as a guide when exploring the Guazapares property.  As we do not have the same amount of detailed information on Guazapares as we do on Cieneguita, the exploration program will cost more than the exploration program on Cieneguita.

We have also planned an exploration program, budgeted at approximately $200,000 for the next 12 months, on our Encino Gordo Property. The property is comprised of four mining concessions that total 1,042 hectares (approximately 2,575 acres). Previous geochemical sampling indicates a presence of mineralized structures, including gold and silver anomalies. These anomalies will be investigated to determine if further exploration is warranted and to help refine the best drilling targets. Additional expenditures would be required before the determination of drill targets could be made.

Although two of our properties have been mined in the past, we are presently in the exploration stage and there is no assurance that a commercially viable mineral deposit exists in any of our properties.  We do not have any proven or probable reserves on our properties.

Our exploration programs on our properties have only just commenced as of the date of this prospectus. We have one geologist doing some preliminary mapping and sampling on each of the properties. We have made a business decision to place a higher priority on the Cieneguita exploration program to define

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drill targets.  However, we intend to proceed with exploration on all three properties simultaneously.  We have engaged independent contractors to perform the exploration work with respect to the exploration programs. We do not anticipate buying equipment, other than transportation equipment, until construction of Cieneguita mine is initiated, if ever. We anticipate that the exploration program on our Cieneguita and Guazapares Properties will be completed within the next six months. If our exploration programs warrant drilling programs in the Cieneguita and Guazapares properties, we anticipate contracting two geologists and four assistants for supervising the drilling work and taking splits for the drilling samples.

Once we receive results from these exploration programs, our board of directors will assess whether to proceed to any further exploration phases. In making this determination, we will make an assessment as to whether the results are sufficiently positive to enable us to obtain the financing necessary to proceed.

Liquidity and Capital Resources

We did not earn any revenues during the fiscal year ended February 28, 2005 or the nine months ended November 30, 2005 in connection with our mining activities. We do not anticipate earning revenues until such time as we have entered into commercial production of our mineral properties. We are presently in the exploration stage of our business.  We can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such resources are discovered, that we will enter into commercial production of our mineral properties.  We generated $0 in revenues during the year ended February 28, 2005 and $13,580 for the year ended February 29, 2004.  The revenue generated in the fiscal year ended on February 29, 2004 came from operations which we have discontinued.

Since inception, we have undergone two unsuccessful business combinations, which have caused us to incur significant liabilities and have resulted in the accumulation of a substantial deficit during the development stage.  As of November 30, 2005, we have total current assets of $22,787, total current liabilities of $855,611, and a deficit of $3,873,501 accumulated in the exploration stage.

We had cash on hand of approximately $2,051,680 as of April 4, 2006 primarily as a result of the sale of convertible debentures to investors in a private placement offering.  Each convertible debenture bears interest at the rate of 7%.  The principal and interest are due and payable on April 30, 2008.  The debentures may be converted at any time into units at $.50 per unit, each unit consisting of 1 share of common stock and ½ warrant.  It takes one full warrant and $1.00 to buy 1 share of common stock.  The warrants expire April 30, 2008.   In addition, the warrants are redeemable by the Company, at $.01 per share, in the event the Company’s Common Stock closes with a bid price, on average, over $3.00 per share for a consecutive 20 day period.  The underlying shares of the unit (both common stock and the common stock underlying the warrants) are being registered in this registration statement.  Under the terms of the debenture, for a period of 12 months following the effective date of this registration statement, the Company is prohibited from effecting or entering into an agreement to effect any subsequent financing involving a “Variable Rate Transaction”.  The term “Variable Rate Transaction” means a transaction in which the Company issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities.  We do not have a “sinking fund” to repay this debt and unless we generate revenue from our operations or investors convert their debentures to units, we will need to raise additional capital to retire this debt at maturity.

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We believe that the cash on hand from the sale of the convertible debentures will fund our exploration and operation costs until April 2007.

Off-Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements which have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our investors.

DESCRIPTION OF PROPERTY

We currently maintain an office at 609 Granville Street, Suite 880, Vancouver, BC, Canada, V7Y 1G5.  Our telephone number is (800) 661-7830.  The office is part of an “office service” arrangement for which we pay $400 CAD ($344 USD) per month.  It is on a month-to-month basis and is rented from MCSI, a company controlled by an officer and director of our company.  The office service package also supplies a receptionist, clerical help and access to a boardroom.

We also maintain an office in Mexico for our wholly owned subsidiary, Sunburst de Mexico located at Ave. Pascual Orozco No. 2117-Altos Col. La Cima C.P. 31310 Chihuahua, Chih. Mexico.  The lease is on a month-to-month basis and is part of an office service package where we have access to a receptionist, clerical help, and a boardroom.   The office is leased from Minera Rio Tinto, a company controlled by an officer and director of the company and we pay $5,000 per month for this service.

As described above, we have interests in the Cieneguita, Guazapares and Encino Gordo properties.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock is traded on the OTC Bulletin Board (the “OTCBB”), under the symbol "MXOM ". The following table sets forth the high and low bid prices of our Common Stock, adjusted for the 1:50 reverse split, as reported by the OTCBB for each quarter since January 1, 2004. The quotations set forth below reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Common Stock	2006		2005		2004
	High	Low	High	Low	High	Low
1st Quarter	$1.55	$0.80	$3.75	$1.25	$14.50	$9.00
2nd Quarter	N/A	N/A	$1.95	$1.00	$30.00	$3.00
3rd Quarter	N/A	N/A	$5.50	$0.90	$9.50	$3.00
4th Quarter	N/A	N/A	$4.70	$0.75	$4.00	$2.50

As of April 6, 2006, there were approximately 213 holders of record of our common stock.

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We have not paid cash dividends in the past, nor do we expect to pay cash dividends for the foreseeable future. We anticipate that earnings, if any, will be retained for the development of our business.

We have appointed Corporate Stock Transfer, 3200 Cherry Creek Drive South, Ste. 430, Denver, CO 80209, as transfer agent for our shares of common stock.

EXECUTIVE COMPENSATION

The following table sets forth executive compensation for fiscal years ended February 28, 2006, 2005 and 2004. We have not paid any salaries or bonuses to any of our officers from our inception through the date hereof. We refer to all of these officers collectively as our "named executive officers."

Summary Compensation Table

		Annual Compensation		Long Term Compensation

Name And Principal Position	Fiscal year Ended Feb. 28	Salary	Bonus	Securities Underlying Options

Mario Ayub, COO, Director	2006 2005 2004	$12,000 $0 $0	---	200,000

Robert Knight, CEO, Director	2006 2005 2004	$15,000 $0 $0	---	200,000

Tracy A. Moore, CFO, Director	2006 2005 2004	$115,000 (1) $0 $0	---	200,000

(1)

Includes $15,000 salary which Mr. Moore received as CFO of Mexoro, as well as compensation he received from consulting work done for Mexoro during the fiscal year ended February 28, 2006.  For the months of July, August and September of 2005, Mr. Moore received 500,000 pre-split shares of Common Stock of Mexoro, which were valued at a price of $0.04 per share, for consulting services.  For October, November, and December of 2005, Mr. Moore received 1,000,000 pre-split shares, valued at a price of $0.08 per share, for consulting services he rendered.  Mr. Moore’s total consulting compensation for July 2005 through December 2005 was valued at $100,000.    Mr. Moore was also the Company’s Chief Operating Officer from June 2005 through December 2005.

Options Grants During the Last Fiscal Year

We did not grant options to our named executive officers during the year ended February 28, 2005.  However, on February 13, 2006, we adopted a Stock Compensation Program with the purpose of (a) ensuring the retention of the services of existing executive personnel, key employees, and directors of the Company or its affiliates; (b) attracting and retaining competent new executive personnel, key employees, and directors; (c) providing incentive to all such personnel, employees and directors to devote their utmost effort and skill to the advancement and betterment of the Company, by permitting them to participate in the ownership of the Company and thereby in the success and increased value of the

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Company; and (d) allowing vendors, service providers, consultants, business associates, strategic partners, and others, with or that the Board of Directors anticipates will have an important business relationship with the Company or its affiliates, the opportunity to participate in the ownership of the Company and thereby to have an interest in the success and increased value of the Company.  The Program constitutes a single “omnibus” plan, but is composed of three parts.  The first part is the Qualified Incentive Stock Option Plan (the “ISO Plan”) which provides grants of qualified incentive stock options (“ISOs”).  The second part is the Nonqualified Stock Option Plan (“NQSO Plan”) which provides grants of nonqualified stock options (“NQSOs”).  The third part is the Restricted Shares Plan (“Restricted Shares Plan”), which provides grants of restricted shares of Company common stock (“Restricted Shares”).

Aggregate Option Exercises in Last Fiscal Year

None of the named executive officers exercised options during the year ended February 28, 2005.

Director Compensation

We do not currently compensate our directors for their services as directors. Directors are reimbursed for their reasonable out-of-pocket expenses incurred with attending board or committee meetings.

Employment Agreements

We presently do not have any written employment agreements

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sunburst de Mexico is a party to an agreement with MRT, pursuant to which Sunburst de Mexico and MRT have agreed to explore and develop, if feasible, certain mining properties in the State of Chihuahua, Mexico.  Mr Ayub, our Chief Operating Officer and a director of our company, has served as the President of MRT since 1994 and is a principal shareholder of MRT.

In May 2004, we loaned, on behalf of Sierra Minerals, a total of $227,500 to MRT.  Of this amount, $167,500 was pursuant to an unsecured promissory note payable due August 31, 2004 with interest at 8% per annum.  In addition, on February 28, 2004, we loaned $57,500 pursuant to an unsecured promissory note payable, due April 9, 2004 at a rate of 8%.  The remaining funds of $2,500 have no terms and are non-interest bearing.  The amounts loaned are not recoverable pursuant to the joint venture agreement because Sierra Minerals failed to complete the terms of the agreement.  As such, we wrote off the $57,500 previously advanced on February 28, 2004, as well as the $170,000 loaned to MRT during the first quarter ended May 31, 2004, for a total charge to operations of $227,500.  One of the shareholders of Sierra and the controlling shareholder of MRT was Mario Ayub, our Chief Operating Officer and a director of Mexoro.

On May 25, 2004, we completed a share exchange transaction with Sierra Minerals.  Pursuant to the terms of the share exchange agreement, we issued 43,000,000 pre-split shares of our common stock in exchange for all of the outstanding shares of Sierra Minerals.  One of the shareholders of Sierra Minerals was Mario Ayub, our Chief Operating Officer and a director of Mexoro.

On February 16, 2006, we issued 400,000 shares of common stock to 391566 B.C. Ltd.  Robert Knight, our CEO, is the President and a shareholder of this entity.  This issuance was part of a larger transaction in which we repaid a debt through the issuance of shares.  In December 2005, we received a

-- 35 --

loan of a total of $70,000 from several parties, one of which was 391566 B.C. Ltd.  On February 16, 2006, we settled this debt through the issuance of shares at the price of $0.01 per share.  A total of 7,000,000 shares were issued in full settlement of this debt.

On February 23, 2006, we issued 2,000,000 shares to MRT and MRT’s assignee pursuant to our obligations under the New Agreement.  The controlling shareholder of MRT is Mario Ayub, our Chief Operating Officer and a director.

In August and September of 2005, we issued a total of 1,5000,000 pre-split shares to Tracy Moore, our Chief Financial Officer, as compensation for consulting services.  For the months of July, August and September of 2005, Mr. Moore received 500,000 pre-split shares of Common Stock of Mexoro, which were valued at a price of $0.04 per share, for consulting services.  For October, November, and December of 2005, Mr. Moore received 1,000,000 pre-split shares, valued at a price of $0.08 per share, for consulting services he rendered.  Mr. Moore’s total consulting compensation for July 2005 through December 2005 was valued at $100,000.    Mr. Moore was also the Company’s Chief Operating Officer from June 2005 through December 2005.

We currently rent two offices.  The first office is part of an “office service” arrangement for which we pay $400 CAD ($344 USD) per month.  It is on a month-to-month basis and is rented from MCSI, a company controlled by an officer and director of our company.  The office service package also supplies a receptionist, clerical help and access to a board room.  The second office is for our wholly-owned subsidiary, Sunburst de Mexico in Mexico.  The lease is on a month-to-month basis and is part of an office service package where we have access to a receptionist, clerical help, geologists, engineers and a board room.   The office is leased from Minera Rio Tinto, a company controlled by an officer and director of the company and we pay $5,000 per month for this service.

CHANGES IN OUR CERTIFYING ACCOUNTANT

On or about June 17, 2004, Comiskey & Co., Denver, Colorado, notified us that effective as of July 9, 2004, it was resigning as our auditor for the fiscal year ending February 28, 2005, and subsequent years because of the partner rotation requirements of the Sarbanes-Oxley Act of 2002.

The reports of Comiskey & Co. on our financial statements for the fiscal years ending February 29, 2004 and February 28, 2003 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principle; provided, however, Comiskey & Co. included a paragraph in its report on our financial statements stating that it was uncertain as to our ability to continue as a going concern.  During the two fiscal years ended February 29, 2004 and February 28, 2003 and during the subsequent interim period from March 1, 2004 until its date of resignation, there were no disagreements with Comiskey & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.   There were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K, during our the fiscal years ended February 29, 2004 and February 28, 2003 and from March 1, 2004 to the date of its resignation.

On July 15, 2004, our Board of Directors engaged the firm of Pannell Kerr Forster (registered with the PCAOB as “Smythe Ratcliffe”), Vancouver, Canada, Independent Registered Public Accounting Firm, 7th  Floor, Marine Building, 355 Burrard Street, Vancouver, B.C. ,Canada V6C 2G8, as independent accountant to audit our financial statements for the period ending February 28, 2005.

The report of Pannell Kerr Forster on our financial statements for the fiscal year ending February 29, 2005 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified

-- 36 --

as to audit scope or accounting principle; provided, however, Pannell Kerr Forster included a paragraph in its report on our financial statements stating that it was uncertain as to our ability to continue as a going concern.  During our most recent fiscal year for which we have audit reports (ended February 28, 2005) and during the subsequent interim period, there have been no disagreements with Pannell Kerr Forster on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.  There were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K, during our most recent fiscal year for which we have audit reports (ended February 28, 2005).

During the fiscal years ended February 29, 2004 and February 28, 2003, and from March 1, 2004 to July 15, 2004, neither our company nor anyone on its behalf consulted with Pannell Kerr Forster, Vancouver, Canada, Independent Registered Public Accounting Firm, regarding the application of accounting principles to a specified transaction whether completed or uncompleted, the type of audit opinion that might be rendered on the Company’s financial statements or as to any matter that was either the subject of a disagreement with the previous independent auditor or was a reportable event.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide that, to the fullest extent permitted by Colorado law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders’ rights (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. However, we will receive proceeds from the exercise of the warrants unless the selling stockholders exercise the warrants on a cashless basis. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.  This table also assumes that all convertible debentures have been converted and all warrants have been exercised.

-- 37 --

	Ownership Before This Offering			Ownership After This Offering
Name	Shares	Percentage*	Shares to be Offered	Shares	Percentage *

1471158 Ontario Ltd. (a)	45,000	<1%	45,000	0	-

477291 BC Ltd (b)	45,000	<1%	45,000	0	-

518464 BC Ltd., Marcus New (c)	150,000	<1%	150,000	0	-

601084 BC Ltd. (d)	15,000	<1%	15,000	0	-

Adelaar, Jay	75,000	<1%	75,000	0	-

Alpine Atlantic Asset Management (e)	900,000	3.2%	900,000	0	-

Barrington-Foote, Joan	75,000	<1%	75,000	0	-

Barton, Sherri	15,000	<1%	15,000	0	-

Brockton International Inc. (f)	600,000	2.1%	600,000	0	-

Buchamer, Leslie	75,000	<1%	75,000	0	-

Butler, Terrance G. (Charitable Remainder Trust) (g)	150,000	<1%	150,000	0	-

Cavendish Investments Ltd. (h)	150,000	<1%	150,000	0	-

Chih, Cheng Hsu	150,000	<1%	150,000	0	-

Cousins, Dave	15,000	<1%	15,000	0	-

CR Innovations AG	300,000	1.0%	300,000	0	-

D'Altroy, Curtis	75,000	<1%	75,000	0	-

Daimler Capital Partners. Ltd. (i)	600,000	2.1%	600,000	0	-

Devlin, Dr. P.G.	21,000	<1%	21,000	0	-

Finneran Investments Ltd. (j)	600,000	2.1%	600,000	0	-

Fodor, Ignac	75,000	<1%	75,000	0	-

G.B Technical Services (k)	150,000	<1%	150,000	0	-

Galan, Damon G	75,000	<1%	75,000	0	-

Gelima Capital Inc. (ee)	150,000	<1%	150,000	0	-

GM Capital Partners Ltd. (ff)	5,000,000	17.7%	5,000,000	0	-

Gringots Venture Ltd. (l)	45,000	<1%	45,000	0	-

Guy, Jarrett	37,500	<1%	37,500	0	-

-- 38 --

Harrison, Patricia	75,000	<1%	75,000	0	-

Hirji, Sam	15,000	<1%	15,000	0	-

Hsu, Tseng Hui	150,000	<1%	150,000	0	-

Hsueh, Hsiu-Wei	150,000	<1%	150,000	0	-

Humber Trading Inc. (m)	750,000	2.7%	750,000	0	-

Husky Holdings Ltd. (n)	600,000	2.1%	600,000	0	-

James, Adrian	75,000	<1%	75,000	0	-

Jeboult, Barry Hugh	75,000	<1%	75,000	0	-

Johal, Rummen	75,000	<1%	75,000	0	-

Johnson, Ben A	300,000	1.0%	300,000	0	-

Johnston, Elston	90,000	<1%	90,000	0	-

Kallur Enterprises Ltd. (o)	600,000	2.1%	600,000	0	-

Keiand Capital Corp. (p)	75,000	<1%	75,000	0	-

Kennedy, Deborah	90,000	<1%	90,000	0	-

Kerasiotis, Vasilios John	75,000	<1%	75,000	0	-

Kimbell Holdings Limited (q)	150,000	<1%	150,000	0	-

Kirwin, Harry	150,000	<1%	150,000	0	-

KM Casey No 1 Ltd. (r)	150,000	<1%	150,000	0	-

Kneir, Gary	15,000	<1%	15,000	0	-

L.E. Management, Ltd. (s)	22,500	<1%	22,500	0	-

Lamont, Ryan D.	75,000	<1%	75,000	0	-

Lantis, Paul	75,000	<1%	75,000	0	-

Levy, Jamie	75,000	<1%	75,000	0	-

Llewellyn Family Trust (gg)	600,000	2.1%	600,000	0	-

Malette, Charles	30,000	<1%	30,000	0	-

Malkoc, Dean E	15,000	<1%	15,000	0	-

Mandarin Management Services Ltd. (t)	600,000	2.1%	600,000	0	-

McGinnis, Anne	45,000	<1%	45,000	0	-

McGinnis, Mark	45,000	<1%	45,000	0	-

McKnight, David T	30,000	<1%	30,000	0	-

McKnight, Michael	150,000	<1%	150,000	0	-

McLean, Kirk A	150,000	<1%	150,000	0	-

Michie Family Trust	9,000	<1%	9,000	0	-

-- 39 --

Mokandi International SA	100,000	<1%	100,000	0	-

Monies, Thomas Steen	75,000	<1%	75,000	0	-

Monkman, Thomas W.	75,000	<1%	75,000	0	-

Morrison, Dorothy	25,000	<1%	25,000

Nautilus Technologies Ltd. (u)	600,000	2.1%	600,000	0	-

Norton, J. W.	30,000	<1%	30,000	0	-

Nylund, Gary	30,000	<1%	30,000	0	-

Olea, Luis	75,000	<1%	75,000	0	-

PCD Club (v)	75,000	<1%	75,000	0	-

Pedrosa, Maria	150,000	<1%	150,000	0	-

Philestine Management SA (w)	600,000	2.1%	600,000	0	-

Porter, Vern	25,000	<1%	25,000	0	-

Poulson, David A.	45,000	<1%	45,000	0	-

Purewal, Harpreet Singh	37,500	<1%	37,500	0	-

Randhawa, Michael S.	37,500	<1%	37,500	0	-

Reaugh, Larry	15,000	<1%	15,000	0	-

Rechsheiner, Max	75,000	<1%	75,000	0	-

Ringoir, Tom	15,000	<1%	15,000	0	-

Rohner, Kurt	75,000	<1%	75,000	0	-

Ross, Peter	15,000	<1%	15,000	0	-

Rupp, Bernhard	30,000	<1%	30,000	0	-

RV Construction Inc. (x)	37,500	<1%	37,500	0	-

Sage, Ryan A	37,500	<1%	37,500	0	-

Saloustros, Joe	30,000	<1%	30,000	0	-

Sanders, Steven A.	150,000	<1%	150,000	0	-

Sausilito Ltd. (y)	112,500	<1%	112,500	0	-

Schole, Matthias	150,000	<1%	150,000	0	-

Shamrock Group Holdings Ltd. (z)	600,000	2.1%	600,000	0	-

Shank IRA, Michael L	75,000	<1%	75,000	0	-

Shank Trust, Michael L & Susan G (aa)	75,000	<1%	75,000	0	-

Shank Trust, Susan G	75,000	<1%	75,000	0	-

Shikh, Asad	75,000	<1%	75,000	0	-

-- 40 --

Shikh, Mazhar-UI-Haq	75,000	<1%	75,000	0	-

Sklavenitis, Terry	75,000	<1%	75,000	0	-

Montepulciano Company SA (bb)	600,000	2.1%		0	-

Spencer, Dawn	500,000	2.1%	500,000	0	-

Smith, Charles	30,000	<1%	30,000	0	-

Stark, Robert Paul	30,000	<1%	30,000	0	-

Stewart, Craig	75,000	<1%	75,000	0	-

Stuit, Brad	75,000	<1%	75,000	0	-

Tiffany Financial Trading Ltd. (cc)	600,000	2.1%	600,000	0	-

Tiger-Eye Holdings Ltd. (dd)	600,000	2.1%	600,000	0	-

Tredger, Peter	15,000	<1%	15,000	0	-

Welsh, Jordon	15,000	<1%	15,000	0	-

Wittenberg, Gerald	150,000	<1%	150,000	0	-

Woo, Chang Wan Stefan	37,500	<1%	37,500	0	-

Xao Meng, Jiao	150,000	<1%	150,000	0	-

Yaseniuk, Jeremy	75,000	<1%	75,000	0	-

Zacharuk, Ed	15,000	<1%	15,000	0	-

*Percentage of stock owned is based on 15,171,102 shares issued and outstanding as of April 6, 2006 plus the number of shares which would be issued upon conversion of all debentures and exercise of all warrants, for a total of 28,121,102 shares.

(a)

Robert Calvert is the president of this entity.

(b)

John W. Norton is the president and a shareholder of this entity.

(c)

Marcus and Yvonne New are directors and shareholders of this entity.

(d)

S. Lichman is an officer of this entity.

(e)

Erwin Speckert is the managing director of this entity and has dispositive control over the shares.

(f)

John Layton is the managing director and a shareholder of this entity.

(g)

Terrance Butler is the trustee of this entity.  The benificaries are unknown to us.

(h)

Athena Trustee Services is the beneficial owner of this entity.  Gibralter Management Foundation is a director.

(i)

Bill Meadow is the managing director and a shareholder of this entity.

(j)

Tanya Tamone is the managing director and a shareholder of this entity.

(k)

Robert Cooles is the president and a shareholder of this entity.

(l)

Kevin Coombes is the president and a shareholder of this entity.

(m)

Dr. Alfred Steinbrugger is the managing director and a shareholder of this entity.

(n)

Christopher J. Avery is the managing director and a shareholder of this entity.

(o)

Hans Meching is the managing director and a shareholder of this entity.

(p)

Keither Ebert is the president of this entity.

(q)

Brott Limited is a director of this entity.

(r)

Kevin Casey is the general partner of this entity.  Silver Creek Holdings Trust, whose trustee is Kevin Casey, is a limited partner.

-- 41 --

(s)

Stephen Silvernagal is the president and a shareholder of this entity.

(t)

Alain Esseiva is the managing director and a shareholder of this entity.

(u)

Mark P. Angst is the managing director and a shareholder of this entity.

(v)

Craig Rademaker is the president of this entity.

(w)

Catherine Dixon is the managing director and a shareholder of this entity.

(x)

Robert Vermette Sr. is the president.  Gwen Vermette is the secretary.  Robert Vermette Jr. and Traci Skapski are shareholders of this entity.

(y)

Choong-Ping Lai is a director of this entity.

(z)

Walter Stapher is the managing director and a shareholder of this entity.

(aa)

Michael Shank is the beneficial owner of this entity.

(bb)

Barbara Fritzche is the managing director and has dispositive control over the shares.

(cc)

Walter Stapfer is the managing director and a shareholder of this entity.

(dd)

Daniel M. Fleming is the managing director and a shareholder of this entity.

(ee)

Werner Rebsamen is the managing director and beneficial owner of this entity.

(ff)

J.A. Michie is a director, and Mark Hartmann is a shareholder of this entity.

(gg)

Finova Associes SA are the trustees of this entity, but the beneficiaries unknown.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

LEGAL MATTERS

Frascona, Joiner, Goodman and Greenstein, P.C. of Boulder, Colorado will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Comiskey & Co., Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, the financial statements at February 28, 2004 and February 28, 2003 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

Pannell Kerr Forster (registered with the PCAOB as “Smythe Ratcliffe”), Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, the financial statements at February 28, 2005 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Mexoro Minerals Ltd., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and

-- 42 --

Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549 at prescribed rates. The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov. We are not required to deliver copies of our annual report to our security holders.  In addition, we do not voluntarily provide our annual reports to our security holders.

-- 43 --

INDEX TO

FINANCIAL STATEMENTS

MEXORO MINERALS LTD.

For the Nine Month Period Ended November 30, 2005

Consolidated Balance Sheet

45

Consolidated Statements of Operations and Deficit

46

Consolidated Statements of Cash Flows

47

Notes to Consolidated Financial Statements

49

For the Year Ended  February 28, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

55

Consolidated Balance Sheets

57

Consolidated Statement of Stockholders’ Equity (Deficit)

58

Consolidated Statement of Operations and Retained Earnings (Deficit)

61

Consolidated Statements of Cash Flows

62

Notes to Consolidated Financial Statements

64

-- 44 --

SUNBURST ACQUISITIONS IV, INC.

(An Exploration Stage Company)

Consolidated Balance Sheet

November 30

(Unaudited) (U.S. Dollars)

November 30, 2005

Assets

Current
Cash	$1,580
Other current assets	21,207

Total Assets	$22,787

Liabilities

Current
Accounts payable and accrued liabilities	$112,811
Convertible debentures (note 4)	30,000
Notes payable (note 5)	455,300
Funds held for private placement (note 6)	107,500
Liability for Mineral Properties (note 3)	150,000

Total Liabilities	855,611

Stockholders' Equity (Deficit)

Capital Stock
Authorized
20,000,000 Preferred stock with no par value
200,000,000 Common stock with no par value
Issued
89,994,324 Shares of Common stock (note 6)	$2,578,977
Additional Paid-In Capital	457,146
Deficit Accumulated During the Exploration Stage	(3,873,501)
Accumulated Other Comprehensive Income	4,554

Total Stockholders’ Equity (Deficit)	$(832,824)

Total Liabilities and Stockholders’ Equity	$22,787

See notes to consolidated financial statements.

-- 45 --

SUNBURST ACQUISITIONS IV, INC.

(An Exploration Stage Company)

Consolidated Statements of Operations and Deficit

(Unaudited) (U.S. Dollars)

	Period from Inception (August 27, 1997) to November 30, 2005
		Three Months Ended November 30,		Nine-Months Ended November 30,
		2005	2004	2005	2004

Revenues	$246,395	$0	$0	$0	$0

Expenses
Cost of goods sold	24,721	0	0	0	0
Selling, general and administrative	1,989,325	148,594	73,903	232,458	250,106

Total Expenses	2,014,046	148,594	73,903	232,458	250,106

Net Operating Loss	(1,767,651)	(148,594)	(73,903)	(232,458)	(250,106)
Other Income and Expense
Interest expense	(224,377)	(1,323)	(32,083)	(3,013)	(175,000)
Gain on settlement of debt	133,185	133,185	0	133,185	0
Gain on sale of securities	469,863	0	0	0	0
Acquisition of resource properties
(note 2, note 3)	(1,263,300)	0	(255,000)	(150,000)	(937,500)

Net Loss from Continuing Operations	(2,652,280)	(16,732)	(360,986)	(252,286)	(132,606)
Discontinued Operations
Loss on disposal
HollywoodBroadcasting.com	(2,066,371)	0	0	0	0
Gain on disposition of discontinued
operations	845,150	0	0	0	0

Net Loss	(3,873,501)	(16,732)	(360,986)	(252,286)	(132,606)
Accumulated Deficit, Beginning of Period	0	(3,856,769)	(2,482,042)	(3,621,215)	(2,003,427)

Accumulated Deficit, End of Period	$(3,873,501)	$(3,873,501)	$(2,843,028)	$(3,873,501)	$(3,366,033)
Other Comprehensive Loss
Foreign exchange gain (loss) on translation	20,822	1,618	(1,072)	4,554	(2,427)

Total Comprehensive Loss	$(3,852,679)	$(15,114)	$(361,165)	$(247,732)	$(1,365,033)

Total Loss Per Share		$ (0.00)	$ (0.00)	$ (0.00)	$ (0.02)
Weighted Average Number of shares of Common Stock Outstanding		89,627,291	86,618,692	87,885,930	69,849,448

See notes to consolidated financial statements

-- 46 --

SUNBURST ACQUISITIONS IV, INC.

(An Exploration Stage Company)

Consolidated Statements of Cash Flows

(Unaudited)

	Period from Inception (August 27, 1997) to November 30, 2005
		Nine-Months Ended November 30,
		2005	2004

Operating Activities
Net loss	$(3,873,501)	$(252,286)	$(1,362,606)
Adjustments to reconcile net income (loss) to net cash flows
Write-off of note receivable	57,500	0	57,500
Acquisition of resource properties for shares (note 2, note 3)	580,000	150,000	430,000
Discount on Convertible Debentures (note 4)	175,000	0	175,000
Gain on sale of securities	(469,863)	0	0
Unrealized Foreign Exchange (gain) loss	17,700	(1,325)	(6,659)
Issuance of options	488,130	0	0
Issuance of shares for consulting services	100,000	100,000	0
Allowance for doubtful accounts	88,360	0	0
Discontinued operations	(846,150)	0	0
Decrease in inventory	(57,705)	0	0
Increase in other assets	(493,198)	(13,094)	(1,005)
Decrease in accounts receivable	(37,910)	0	(1,443)
Increase in accrued expenses	150,218	0	0
Increase in customer deposits	0	0	5,650
Increase in accounts payable and accrued liabilities	215,850	80,863	2,673
Decrease in notes payable	(28,500)	(28,500)	0
Gain on settlement of debt	(133,185)	(133,185)	0
Amortization	52,332	0	0
Net Cash Flows from Operating Activities	(4,014,922)	(97,527)	(700,890)
Investing Activities
Purchase of investment	(22,353)	0	0
Maturity of investment	22,353	0	0
Proceeds from sale of securities	394,863	0	0
Purchase of property and equipment	(208,585)	0	0
Cash Provided by (Used in) Investing Activities	186,278	0	0
Financing Activities
Issuance of note receivable	(57,500)	0	0
Related party debt	691,056	0	0
Proceeds from notes payable to stockholders	548,191	0	0
Proceeds from notes payable	555,800	455,300	0
Proceeds from convertible debenture	530,000	0	500,000
Repayment of convertible debenture	(541,815)	(541,815)	0
Proceeds from exercise of options	111,000	43,000	35,000
Stock subscriptions	174,525	107,500	196,135
Paid-in capital	16	0	0
Issuance of common stock	1,818,951	0	5,975

-- 47 --

Cash Provided by Financing Activities	3,830,224	63,985	737,110
Inflow of Cash and Cash Equivalents	1,580	(33,542)	36,220
Cash and Cash Equivalents, Beginning of Period	0	35,122	22,077
Cash and Cash Equivalents, End of Period	$1,580	$1,580	$58,297

-- 48 --

SUNBURST ACQUISITIONS IV, INC.

(An Exploration Stage Company)

Notes to Consolidated Financial Statements

Nine-Months Ended November 30, 2005

(Unaudited) (U.S. Dollars)

1.

MANAGEMENT’S REPRESENTATION OF INTERIM FINANCIAL INFORMATION

These unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information.  These financial statements are condensed and do not include all disclosures required for annual financial statements.  The organization and business of the Company, accounting policies followed by the Company and other information are contained in the notes to the Company’s audited financial statements filed as part of the Company’s February 28, 2005 Form 10KSB.

In the opinion of the Company’s management, these financial statements reflect all adjustments necessary to present fairly the Company’s financial position at November 30, 2005 and the results of operations for the three and nine-months ended November 30, 2005 and from inception to November 30, 2005 and the statement of cash flows for the nine-months ended November 30, 2005 and from inception to November 30, 2005.  The results of operations for the three and nine-months ended November 30, 2005 are not necessarily indicative of the results to be expected for the entire year.

2.

ACQUISITION OF SIERRA MINERALS AND MINING, INC.

In the 2004 fiscal year, during the quarter ending May 31, 2004, the Company completed a share exchange with the shareholders of Sierra Minerals and Mining, Inc. (“Sierra”).  Pursuant to the terms of the share exchange agreement, the Company issued 43,000,000 shares of its common stock in exchange for all of the outstanding shares of Sierra.  As a result, Sierra became a wholly owned subsidiary of the Company.  The common stock was valued at $0.01 per share.  Finder’s fees of 6,000,000 options to purchase the same number of shares of common stock of the Company at $0.01 per share were payable to non-related parties in connection with this share exchange.  The options were issued on May 25, 2004 and an amount of $175,800 was recorded as finders’ fees and additional paid in capital.  Sierra is a company incorporated in the state of Nevada that was incorporated just prior to the share exchange with the Company.  Sierra had no activities or operations other than having an option to acquire an interest in a certain mining properties in Mexico, as noted below.  Due to the uncertainty of the future revenue to be generated from this property the cost of the acquisition of $430,000 was charged to operations for the quarter ending May 31, 2004.

Sierra was party to a joint venture agreement with Minera Rio Tinto S.A. de C.V. (“MRT”), a Mexican company pursuant to which Sierra and MRT had agreed to explore and develop, if feasible, certain mining properties in the state of Chihuahua, Mexico.

The joint venture agreement between Sierra and MRT required Sierra to invest cash totalling $1,000,000 by June 30, 2004 and to secure a $2,000,000 line of credit for the joint venture within sixty days of signing the joint venture agreement.  MRT would contribute the properties.  The joint venture was to be owned 60% by Sierra and 40% by MRT, however, should Sierra fail to secure the line of credit, its interest would be reduced to 30% and the interest of MRT would be increased to 70%.

The Company had signed two extensions on October 1, 2004, and November 16, 2004 to fund the required cash investment and secure the line of credit. As at February 28, 2005, the Company had advanced a total of $507,500 (which was charged to operations) of the $1,000,000 required investment. As at May 31, 2005, the Company was in default of the agreement and began negotiating an additional extension for the remaining $492,500 of the required $1,000,000 investment and $2,000,000 line of credit.

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SUNBURST ACQUISITIONS IV, INC.

(An Exploration Stage Company)

Notes to Consolidated Financial Statements

Nine-Months Ended November 30, 2005

(Unaudited) (U.S. Dollars)

2.

ACQUISITION OF SIERRA MINERALS AND MINING, INC. (continued)

On August 25, 2005, the Company announced that it had successfully restructured its rights to properties in Mexico; thereby, this joint venture was superceded and replaced by the current agreements described below (see Note 3).

3.

MINERAL PROPERTIES

On August 25, 2005, the Company announced that it had successfully restructured its rights to properties in Mexico.

The restructuring entailed incorporating a wholly-owned subsidiary, Sunburst de Mexico, S.A. de C.V. ("Sunburst de Mexico"), which allowed the Company to take direct title to properties previously held beneficially through a joint venture with Minero Rio Tinto, S.A. de C.V. ("MRT").

Pursuant to the current agreements signed, the Company received an increased ownership of the Cieneguita concessions from 60% to 100% ownership, an option to purchase 11 of the Guazapares concessions, two Encino Gordo concessions and the right of first refusal on two other Encino Gordo concessions from MRT.

All other interests were included in a previous joint venture agreement between Sierra Minerals and Mining, Inc, the Company’s Nevada subsidiary, and MRT, which was attached as an exhibit to the Company’s 8-K filing made on June 3, 2004.  This joint venture has been superceded and replaced by the current agreements.

As part of this restructuring, Sunburst must adhere to certain funding requirements including providing a payment of $100,000 US by November 30, 2005, and loan to Sunburst de Mexico the amounts of $900,000 US by January 31, 2006 and $1,000,000 US by April 30, 2006. These funds will be used for exploration or development expenditures on Sunburst de Mexico's concessions. Failure to adhere to the schedule will allow MRT to acquire for nominal consideration up to 100% of all outstanding shares of Sunburst de Mexico which holds on option on all of these mineral concessions (see Note 8).

As consideration for these acquisitions, the Company agreed to issue 5 million shares to MRT (or its assignee) and an additional 5 million shares at the time the Cieneguita property reaches production of 15,000 ounces of gold per year. The first 5 million shares have not yet been issued at period end and the amount is reflected as a liability (see Note 8). The trading price of the Company’s stock on the day of the agreement was signed was $0.03 and therefore, a liability of $150,000 was recorded and charged to operations for the quarter ending August 31, 2005.

4.

CONVERTIBLE DEBENTURES

On August 25, 2004, the Company entered into a Securities Purchase Agreement (the “Agreement”), with Bristol Investment Fund, Ltd., Alpha Capital AG and Stonestreet LP (the “Purchasers”). Pursuant to the Agreement, the Purchasers agreed to purchase up to $1,350,000 in face amount of Secured Convertible Debentures (the “Debentures”) from the Company.  The Debentures did not bear interest but were to be issued at a 26% discount to the face amount. Accordingly, the cash purchase price for the full $1,350,000 face amount of the Debentures was $1,000,000.   The Debentures were due and payable in full one year from the date of issuance.

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SUNBURST ACQUISITIONS IV, INC.

(An Exploration Stage Company)

Notes to Consolidated Financial Statements

Nine-Months Ended November 30, 2005

(Unaudited) (U.S. Dollars)

4.

CONVERTIBLE DEBENTURES (continued)

The Purchasers also had the right to convert the full face amount of the Debentures to common stock of the Company at a price of $0.10 per share.  Under the Agreement, the Purchasers were also to receive Warrants and Additional Investment Rights to purchase shares of the Company’s common stock. The Warrants were exercisable at a price of $0.12 per share for a period of 5 years and Additional Investment Rights were exercisable at a price of $0.10 per share.

The Purchasers purchased a total of $675,000 in face amount for total cash proceeds of $500,000 and $175,000 was charged as interest. There was $20,000 paid in legal fees and $50,000 paid in administration fees.

On August 10, 2005, the Company negotiated an agreement with the Purchasers to retire the Debentures including all associated principal, terms, warrants and rights for the amount of $500,000 plus 8% interest.  On September 21, 2005, the Company reported that it had re-paid in full $500,000 plus interest charges of $41,815 to the Purchasers of the Debentures. As a result of this payment, the terms and conditions of the Debentures were terminated and the associated Warrants and Additional Investment Rights were cancelled. $133,185 of the $175,000 charged as interest was recorded as a gain on settlement of debt in the quarter ended November 30, 2005.

The remaining convertible debenture of $30,000 was issued on January 15, 2004. The conversion of principal and accrued interest (8% per annum) is at the rate of $0.02 per share. This convertible debenture was repaid in full subsequent to November 30, 2005 (see Note 8).

5.

NOTES PAYABLE

The Company raised the funds needed to repay its debenture holders (see Note 4) through the issuance of promissory notes to a number of arms-length investors.   The funds received in August and September 2005 totaled $455,300. The Company negotiated and issued $455,300 in promissory notes at an interest rate of 7% (per annum) and are due December 31, 2006; all or any parts of the principal may be prepaid at any time without penalty. (see Note 8).

6.

COMMON STOCK

	Number
	of Shares	Amount
Balance, February 28, 2005	86,894,324	$2,435,977
Issued during the period:
No shares issued	-	-
Balance, May 31, 2005	86,894,324	$2,435,977
Issued during the period:
Pursuant to exercise of stock options	1,000,000	25,000
Pursuant to compensation shares	500,000	20,000

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SUNBURST ACQUISITIONS IV, INC.

(An Exploration Stage Company)

Notes to Consolidated Financial Statements

Nine-Months Ended November 30, 2005

(Unaudited) (U.S. Dollars)

6.

COMMON STOCK (continued)

Balance, August 31, 2005	88,394,324	$2,480,977
Issued during the period:
Pursuant to exercise of stock options	600,000	18,000
Pursuant to compensation shares	1,000,000	80,000

Balance, November 30, 2005	89,994,324	$2,578,977

During the quarter ended May 31, 2005, the Company issued no shares.

During the quarter ended August 31, 2005, the Company issued 1,000,000 common shares from stock options being exercised.  Under the terms of a Consulting Agreement entered into July 1, 2005, the Company also issued a total of 500,000 shares of its common stock to an officer as compensation for services.  The shares were issued pursuant to a registration statement on Form S-8. During August 2005, the Company began accepting subscriptions for a private placement at $0.02 per share. The Company received stock subscription proceeds totaling $107,500. These shares have not been issued.

During the quarter ended November 30, 2005, the Company issued 600,000 common shares from stock options being exercised.  Under the terms of a Consulting Agreement entered into September 1, 2005, the Company also issued a total of 1,000,000 shares of its common stock to an officer as compensation for services.  The shares were issued pursuant to a registration statement on Form S-8.

As at November 30, 2005, there were 6,800,000 options outstanding with exercise prices between $0.01 and $0.03 per share and a life expectancy of 1.24, 3.39 and 7.25 years.

7.

RELATED PARTY

The Company paid consulting fees of $15,000 (2004 - nil) to a former officer and director of the Company under the Services Agreement entered into on September 14, 2005, effective June 1, 2005. The services were on a month to month basis at $4,000 per month for the first three months and $1,500 per month thereafter. This Services Agreement was terminated effective October 31, 2005 and no further amounts are payable.

As of November 30, 2005, accounts payable and accrued liabilities of $8,364 (2004 — nil) was owing to a company controlled by an officer ($1,864) and a director ($6,500) for reimbursement of expenses.

 8.

SUBSEQUENT EVENTS

Mineral Properties

On December 8, 2005, the Company and its wholly owned subsidiary, Sunburst de Mexico, S.A. de C.V. (“Sunburst de Mexico), entered into an agreement (the “New Agreement”) with Minera Rio Tinto, S. A. De C. V. (“MRT”), a company duly incorporated and validly existing pursuant to the laws of the United Mexican States.

The material terms of the New Agreement are:

(1) To cancel the Operator’s Agreement originally signed August 18, 2005;

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SUNBURST ACQUISITIONS IV, INC.

(An Exploration Stage Company)

Notes to Consolidated Financial Statements

Nine-Months Ended November 30, 2005

(Unaudited) (U.S. Dollars)

8.

SUBSEQUENT EVENTS (continued)

(2) To replace the Share Option Agreement, signed on August 18, 2005. In the New Agreement, the Company granted MRT the option to buy all of the outstanding shares of Sunburst de Mexico for $100 if the Company fails to raise a minimum of $2,000,000 in gross proceeds and transfer $1.5 million to Sunburst de Mexico by April 30, 2006.  Of the $1.5 million to be transferred, $60,000 must be transferred to Sunburst de Mexico by December 10, 2005 (paid) and $40,000 must be transferred to Sunburst de Mexico by January 15, 2006, leaving a balance of $1.4 million due by April 30, 2006;

(3) To modify the net smelter rate to a maximum of 2.5% for all properties covered by the Agreements dated August 18, 2005;

(4) The Cienguieta Property, as defined in Assignment Of Contract Agreement—Cieneguita (which was signed on August 18, 2005), is subject to a per ounce royalty of $20 per ounce plus 10% of the amount gold is trading above $400, up to a $2,000,000 total payout;

(5) To exercise its option under Section 2.1(b)(8) of Exhibit 10.6 to the Company’s report on Form 8-k dated August 25, 2005 (Sale And Purchase Of Mining Concessions Agreement) to obtain two mining concessions in the Encino Gordo region;

(6) Agree to issue two million (2,000,000) shares of the Company to MRT within four months of the date of the signing of the New Agreement. The Company shall issue these shares after an anticipated reverse stock split subject to shareholder approval; and

(7) Agree to issue one million (1,000,000) additional shares of the Company’s common stock to MRT when the Cieneguita Property, as defined in Exhibit 10.8 to the Company’s report on Form 8-k dated August 25, 2005, reaches 85% of production capacity.  The Company shall issue these shares after an anticipated reverse stock split subject to shareholder approval.

Notes Payable

On December 1, 2005, the Company issued promissory notes (the “Notes”) to investors for a total of $455,300. The proceeds of the Notes were used to pay off the Purchasers of the Debentures (see Note 4). The Notes bear interest at 7% per annum, are unsecured and are due December 31, 2006; all or any parts of the principal may be prepaid at any time without penalty. During December 2005, the Company prepaid $150,000 of the Notes.

Convertible Debenture

On December 21, 2005, the Company repaid in full the $30,000 convertible debenture plus accrued interest of $4,645.

Common Stock – Shares for debt

The Company was loaned $300,000 in mid December from arms-length investors. These funds were unsecured, non-interest bearing, and with no specific terms of repayment.  Proceeds were used to prepay $150,000 of Notes, advance $60,000 to Sunburst de Mexico and for general working capital. On January 6, 2006, the Company disclosed in an 8-K filing that it issued 100,000,000 shares of newly issued common stock in settlement of the $300,000 loan. As of January 6, 2006, there are 189,994,324 shares of common stock issued and outstanding.

-- 53 --

SUNBURST ACQUISITION IV, INC.

(A Development Stage Company)

Consolidated Financial Statements

February 28, 2005

-- 54 --

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS OF SUNBURST ACQUISITIONS IV, INC.

(A Development Stage Company)

We have audited the accompanying consolidated balance sheet of Sunburst Acquisitions IV, Inc. (a development stage company) as at February 28, 2005 and the related consolidated statements of operations and retained earnings (deficit), stockholders’ equity (deficit) and cash flows for the year ended February 28, 2005. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit. The related balance sheet at February 29, 2004, and the statements of operations and retained earnings (deficit), stockholders’ equity (deficit), and cash flows from inception of the development stage on August 27, 1997 through February 29, 2004, were audited by other auditors whose reports dated May 24, 2004 and May 27, 2003 expressed unqualified opinions, with an explanatory paragraph discussing the Company’s ability to continue as a going concern. Our opinion on the statements of operations and retained earnings (deficit), stockholders’ equity (deficit) and cash flows from inception of the development stage on August 27, 1997 through February 28, 2005, insofar as it relates to amounts for prior periods through February 29, 2004, is solely based on the reports of other auditors.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at February 28, 2005 and the results of its operations, and its cash flows for the periods indicated above in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going-concern.  As discussed in note 6, the Company has sustained operating losses since its inception and has deficits in working capital and equity which raise substantial doubt about its ability to continue as a going-concern.  The financial statements do not include any adjustments related to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going-concern. Management’s plans in regard to these matters, which include a private placement of securities, are also described in note 10.

/s/ Pannell Kerr Forster

Chartered Accountants

(registered with the PCAOB as “Smythe Ratcliffe”)

Vancouver, Canada

May 31, 2005

-- 55 --

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Sunburst Acquisitions IV, Inc.

We have audited the accompanying consolidated balance sheet of Sunburst Acquisitions IV, Inc. and subsidiary (a development stage company) as of February 29, 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended February 29, 2004, for the year ended February 28, 2003, and for the period from inception (August 27, 1997) to February 29, 2004.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sunburst Acquisitions IV, Inc. as of February 29, 2004, and the results of its consolidated operations, cash flows and changes in stockholders’ equity for the year ended February 29, 2004, for the year ended February 28, 2003, and for the period from inception (August 27, 1997) to February 29, 2004, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 6 to the financial statements, the Company has sustained operating losses since its inception and has deficits in working capital and equity which raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters, which include a private placement of securities, are also described in Note 6.  The financial statements do not include any adjustments related to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Denver, Colorado

May 24, 2004

/s/ Comiskey & Company

PROFESSIONAL CORPORATION

-- 56 --

SUNBURST ACQUISITIONS IV, INC.

(A Development Stage Company)

Consolidated Balance Sheets

	February 28,	February 29,
	2005	2004

Assets
Current
Cash and cash equivalents	$35,122		$22,077
Accounts receivable	-		8,206
Other current assets	8,113		6,480
Total current assets	43,235

Other Assets
Investment in Sierra	-		57,500

Total Assets	$43,235	$

Liabilities
Current
Accounts payable and accrued liabilities	$31,948		$22,193
Customer deposits	-		44,809
Convertible debenture	705,000		30,000
Notes payable – related parties (note 3)	28,500		28,500
Total Liabilities	765,448		125,502

Stockholders’ Equity (Deficit)
Capital Stock
Authorized:
20,000,000 Preferred shares without par value (note 2)
200,000,000 Common shares without par value
Issued
86,894,324 Common shares	2,435,977		1,768,868
Additional paid-in capital	457,146		194,391
Accumulated deficit during the development stage	(3,621,215)		(2,003,427)
Accumulated other comprehensive income	5,879		8,929
Total Stockholders’ Equity (Deficit)	(722,213)

Total Liabilities and Stockholders’ Equity (Deficit)	$43,235	$

See notes to consolidated financial statements.

-- 57 --

SUNBURST ACQUISITIONS IV, INC.

(A Development Stage Company)

Consolidated Statement of Stockholders’ Equity (Deficit)

Period from Inception (August 27, 1997) to February 28, 2005

					Deficit
					Accumulated	Other	Total
			Additional		during the	Comprehensive	Stockholders’
	Number		Paid-in	Stock	Development	Income	Equity
	of Shares	Amount	Capital	Subscriptions	Stage	(Loss)	(Deficit)
Common stock issued for cash
April 1999	15,000,000	$ 15,000	$ 0	$ 0	$ 0	$ 0	$ 15,000
May 1999	15,000,000	15,000	0	0	0	0	15,000
July 1999	2,500,000	2,500	22,500	0	0	0	25,000
August 1999	1,500,000	1,500	13,500	0	0	0	15,000
September 1999	136,667	137	81,863	0	0	0	82,000
October 1999	100,000	100	59,900	0	0	0	60,000
November 1999	376,667	377	225,623	0	0	0	226,000
December 1999	546,667	547	327,453	0	0	0	328,000
January 2000	521,667	522	312,478	0	0	0	313,000
February 2000	150,000	150	89,850	0	0	0	90,000
Net loss for period ended
February 29, 2000	0	0	0		(536,237)		(536,237)
Balance, February 29, 2000
Recapitalization of
HollywoodBroadcasting.com
December 4, 2000	9,070,831	1,309,283	(1,133,167)	0	0	0	176,116
Net loss for year ended
February 28, 2001	0	0	0	0	(1,630,777)	0	(1,630,777)
Balance, February 28, 2001
Cancellation of shares
December 4, 2000	(15,000,000)	0	0	0	0	0	0
Common stock issued for cash
June 2001	235,000	7,050	0	0	0	0	7,050
July 2001	945,000	28,351	0	0	0	0	28,351
August 2001	350,000	10,500	0	0	0	0	10,500
September 2001	350,000	10,500	0	0	0	0	10,500
October 2001	330,000	9,900	0	0	0	0	9,900
Net income for year ended
February 28, 2002	0	0	0	0	721,350	0	721,350
Balance, February 28, 2002
Common stock issued for cash
September 2002	1,082,098	110,126	0	0	0	0	110,126
November 2002	943,000	94,300	0	0	0	0	94,300
Common stock issued in exchange of debt
September 2002	220,000	22,000	0	0	0	0	22,000
Options issued
March 2002	0	31,000	31,000	0	0	0	62,000
June 2002	0	0	17,320	0	0	0	17,320
Options exercised
April 2002	1,000,000	30,000	0	0	0	0	30,000
September 2002`	100,000	3,000	0	0	0	0	3,000
Foreign exchange translation adjustment	0	0	0	0	0	(5,810)	(5,810)
Net loss for year ended February 28, 2003	0	0	0	0	(200,802)	0	(200,802)
Balance, February 28, 2003
Capital contribution	0	0	16	0	0	0	16
Stock subscriptions	0	0	0	67,025	0	0	67,025
Options issued
March 2003	0	0	146,055	0	0	0	146,055

-- 58 --

Foreign exchange translation adjustment	0	0	0	0	0	14,739	14,739
Net loss for year ended February 29, 2004	0	0	0	0	(356,961)	0	(356,961)
Balance, February 28, 2004		$	$	$	$	$	$

See notes to consolidated financial statements.

-- 59 --

SUNBURST ACQUISITIONS IV, INC.

(A Development Stage Company)

Consolidated Statement of Stockholders’ Equity (Deficit)

(Continued)

					Deficit
					Accumulated	Other	Total
			Additional		during the	Comprehensive	Stockholders’
	Number		Paid-in	Stock	Development	Income	Equity
	of Shares	Amount	Capital	Subscriptions	Stage	(Loss)	(Deficit)

Balance, February 28, 2004		$	$	$	$	$	$
Common stock issued in Share Exchange	43,000,000	430,000	0	0	0	0	430,000
Common stock issued for cash
March 2004	3,650,000	73,000	0	(67,025)	0	0	5,975
May 2004	2,011,095	196,134	0	0	0	0	196,134
Options exercised
March 2004	1,000,000	20,000	0	0	0	0	20,000
July 2004	1,500,000	15,000	0	0	0	0	15,000
Options issued
May 2004	0	0	175,800	0	0	0	175,800
March 2004	0	0	86,955	0	0	0	86,955
Warrants exercised	275,632	0	0	0	0	0	0
Foreign exchange translation adjustment	0	0	0	0	0	(3,050)	(3,050)
Net loss for year ended February 28, 2005	0	0	0	0	(1,617,788)	0	(1,617,788)

Balance, February 28, 2005		$ 77	$	$ 0	$	$ 5,879	$(722,213)

See notes to consolidated financial statements

-- 60 --

SUNBURST ACQUISITIONS IV, INC.

(A Development Stage Company)

Consolidated Statement of Operations and Retained Earnings (Deficit)

				Period
				from
				Inception
	Year Ended			(August 27, 1997)
	February 28,		February 29,	to February 28,
	2005		2004	2005

Revenues	$-		$13,580	$246,395
Expenses
Cost of goods sold	-		8,082	24,721
Selling, general and administrative	324,365		357,879	1,756,867
Total Expenses	324,365			1,781,588
Net Operating Loss	(324,365)			(1,535,193)
Other Income and Expense
Interest expense	(180,123)		(4,580)	(221,364)
Gain on sale of securities	-		-	469,863
Acquisition of resource properties	(1,113,300)		-	(1,113,300)
Net Loss from Continuing Operations	(1,617,788)			(2,399,994)
Discontinued Operations
Loss from operations of HolywoodBroadcasting.com	-		-	(2,066,371)
Gain on disposition of discontinued operations	-		-	845,150
Net Loss	(1,617,788)			(3,621,215)
Accumulated Deficit, Beginning of Period	(2,003,427)		(1,646,466)	-
Accumulated Deficit, End of Period	$(3,621,215)	$		$(3,621,215)
Other Comprehensive Income (Loss)
Foreign exchange gain on translation	5,879		14,739	14,807
Total Comprehensive Loss	$(1,611,911)		$(342,222)	$(3,606,408)
Total Loss Per Share	$ (0.02)		$ (0.01)
Weighted Average Number of Shares of
Common Stock and Common Stock
Equivalents Outstanding	73,984,330		35,457,597

See notes to consolidated financial statements.

-- 61 --

SUNBURST ACQUISITIONS IV, INC.

(A Development Stage Company)

Consolidated Statements of Cash Flows

			Period from
			Inception
	Year Ended		(August 27, 1997)
	February 28,	February 29,	to February 28,
	2005	2004	2005
Operating Activities
Net loss	$(1,617,788)	$(356,961)	$(3,621,215)
Adjustments to reconcile net income (loss) to
net cash flows
Write-off of note receivable	57,500	-	57,500
Acquisition of resources properties for shares	430,000	-	430,000
Discount on Convertible Debenture	175,000	-	175,000
Gain on sale of securities	-	-	(469,863)
Effect of Foreign Currency translation on cash	10,096	14,739	19,025
Issuance of options	262,755	146,055	488,130
Allowance for doubtful accounts	-	-	88,360
Discontinued operations	-	-	(846,150)
Increase (decrease) in inventory	-	22,245	(57,705)
Increase (decrease) in other assets	1,633	84,380	(480,104)
Increase (decrease) in accounts receivable	(8,206)	13,038	(37,910)
Increase in accrued expenses	-	4,580	150,218
Increase (decrease) in customer deposits	(44,809)	44,809	-
Increase (decrease) in accounts payable and
accrued liabilities	9,755	74	134,987
Amortization	-	-	52,332
Operating Cash Flow	(724,064)
Investing Activities
Purchase of investment	-	-	(22,353)
Maturity of investment	-	-	22,353
Proceeds from sale of securities	-	-	394,863
Purchase of property and equipment	-	-	(208,585)
Cash Provided by Investing Activities	-	-
Financing Activities
Issuance of note receivable	-	(57,500)	(57,500)
Related party debt	-	-	691,056
Proceeds from notes payable to stockholders	-	-	548,191
Proceeds from notes payable	-	-	100,500
Proceeds from convertible debenture	500,000	30,000	530,000
Proceeds from exercise of options	35,000	-	68,000
Stock subscriptions	-	67,025	67,025
Paid-in capital	-	16	16
Issuance of common stock	201,109	-	1,818,951
	737,109		239

-- 62 --

Inflow of Cash and Cash Equivalents	13,045		12,500	35,122
Cash and Cash Equivalents, Beginning of Year	22,077		9,577	0

Cash and Cash Equivalents, End of Year	$35,122	$		$35,122

See notes to consolidated financial statements.

-- 63 --

SUNBURST ACQUISITIONS IV, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

Years Ended February 28, 2005 and 2004

2.

SIGNIFICANT ACCOUNTING POLICIES

(a)

Development stage activities and basis of presentation

Sunburst Acquisitions IV, Inc. (a development stage company) (the “Company”) was formed to seek out and acquire business opportunities.  In August 1999, the Company invested $1,000,000 in Prologic Management Systems, Inc. (“Prologic”), an Arizona corporation in the software industry, in anticipation of a business combination with that company.  The agreement to acquire Prologic was terminated prior to its consummation, and the Company charged off the investment to operations in March 2000.  Since that time, the Company has entered into an agreement with Prologic to recover a portion of its investment and, to date, has received $325,000 in funds related thereto (see note 5).

In December 2000, the Company acquired all of the issued and outstanding common stock of HollywoodBroadcasting.com (“HBC”) in exchange for 35,831,668 shares of the Company’s stock in a transaction accounted for as a recapitalization of HBC.  HBC was incorporated under the laws of the State of Nevada on March 19, 1999.  It was created to provide live, daily, interactive programming for the internet.  On September 28, 2001, the Company completed the sale of its wholly-owned subsidiary HollywoodBroadcasting.com for $1,000 in cash (see note 8).

On February 27, 2002, the Company signed an agreement with 1357784 Ontario Ltd. (“EPI”) to distribute 1,000-watt ballasts.  On January 23, 2003, the Company terminated its agreement with EPI and began an agreement with Romlight International, Inc. (“Romlight”), the manufacturer of the ballasts (see note 7).

The Company is a new enterprise in the development stage as defined by Statement No. 7 of the Financial Accounting Standards Board, since it has derived only minimal revenues from its activities to date.

(b)

Accounting method

The company records income and expenses on the accrual method.

(c)

Fiscal year

The fiscal year of the Company is the last day of February.

(d)

Principles of consolidation

The accompanying financial statements include all of the accounts and activity of Sunburst Acquisitions IV, Inc., and its wholly-owned subsidiaries, Sunburst Digital Inc., and Sierra Minerals and Mining Inc.  All intercompany transactions have been eliminated in consolidation.

(e)

Accounts receivable

The Company writes off accounts receivable as bad debts when they are determined to be uncollectible.  For certain notes and interest receivable, an allowance has been recorded to reflect the fair value of the related assets.

-- 64 --

SUNBURST ACQUISITIONS IV, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

Years Ended February 28, 2005 and 2004

1.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

(f)

Financial instruments

Unless otherwise indicated, the fair value of all financial assets and liabilities that represent financial instruments (none of which are held for trading purposes) approximate their carrying values.

(g)

Advertising costs

Costs associated with advertising are expensed in the year incurred.

(h)

Cash and cash equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

(i)

Loss per share

Loss per share has been calculated based upon the weighted average number of shares outstanding. Diluted loss per share has not been presented separately as the outstanding stock options are anti-dilutive.

(j)

Impairment or disposal of long-lived assets

In August 2001, the FASB issued Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“FAS 144”).  FAS 144 clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business.  The Company has implemented FAS 144 during the 2004 fiscal year.  Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable.  When necessary, impaired assets are written down to estimate fair value based on the best information available.  Estimated fair value is generally based on either appraised value or measured by discounting estimated future cash flows.  Considerable management judgment is necessary to estimate discounted future cash flows.  Accordingly, actual results could vary significantly from such estimates.

See note 7 for discussion of evaluation of deposit on merchandise and subsequent impairment write-down for the fiscal year ending February 29, 2004.

(k)

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and would impact future results of operations and cash flows.

(l)

Consideration of other comprehensive income items

SFAS No. 130 – Reporting Comprehensive Income, requires companies to present comprehensive income (consisting primarily of net income plus other direct equity changes and credits) and its components as part of the basic financial statements.

-- 65 --

SUNBURST ACQUISITIONS IV, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

Years Ended February 28, 2005 and 2004

1.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

(m)

Stock-based compensation

SFAS No. 123 – Accounting for Stock-Based Compensation allows companies to choose whether to account for stock-based compensation under the method prescribed in Accounting Principles Board Opinion No. 25 (“APB 25”) or use the fair value method described in SFAS No. 123.  For purposes of options granted to employees, the Company continues to follow the accounting measurement provisions of APB 25 and implements the disclosure provisions of SFAS No. 123 (see note o below).

In 2004, FASB issued a revision of FASB Statement No. 123. This Statement supersedes APB Opinion No. 25 and its related implementation guidance.  This revised pronouncement requires that all stock options and warrants be accounted for using the fair value method.  This pronouncement will have the effect of future stock-based compensation resulting in a fair value charge to the Company.

Had compensation expense for the 2004 fiscal year been determined as provided in SFAS 123 using the Black-Scholes option-pricing model, the pro-forma effect on the Company’s net loss and per share amounts would have been as follows:

2003
Net loss, as reported:	$356,961
FAS 123 fair value of options granted in the year:	$232,410
Net loss, pro-forma:	$589,371
Net loss per share, pro-forma:	$0.02

During the year ended February 28, 2005, the Company issued 6,000,000 options as finder’s fees (note 11) and recorded $175,800 as stock compensation expense under the fair value method.

(n)

Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109 – Accounting for Income Taxes.  Deferred tax assets and liabilities are recognized with respect to the tax consequences attributable to differences between the financial statement carrying values and tax basis of existing assets and liabilities.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled.  Further, the effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment.

(o)

Recent accounting pronouncements

i.

In January 2003 the FASB issued interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements.  Interpretation 46 establishes accounting guidance for consolidation of variable interest entitles that function to support the activities of the primary beneficiary.  Interpretation 46 applies to any business enterprise both private and public that has a controlling interest, contractual relationship or other business relationship with a variable interest entity.  The company has no investment in or contractual relationship or other business relationship with a variable interest entity and therefore the adoption did not have any impact on the Company’s consolidated financial position, results of operations or cash flows.

-- 66 --

SUNBURST ACQUISITIONS IV, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

Years Ended February 28, 2005 and 2004

1.

SIGNIFICANT ACCOUNTING POLICIES (Continued)

ii.

On April 30, 2003 the FASB issued Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities.  Statement 149 is intended to result in more consistent reporting of contracts as either freestanding derivative instruments subject to Statement 133 in its entirety, or as hybrid instruments with debt host contracts and embedded derivative features.  In addition, Statement 149 clarifies the definition of a derivative by providing guidance on the meaning of initial net investments related to derivatives.  Statement 149 is effective for contracts entered into or modified after June 30, 2003.  The adoption of Statement 149 did not have any effect on the Company’s consolidated financial position, results of operation or cash flows.

iii.

On May 15, 2003 the FASB issued Statement No. 150, Accounting For Certain Financial Instruments with Characteristics both Liabilities and Equity.  Statement 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity.  Statement 150 represents a significant change in practice in the accounting for a number of financial instruments, including mandatory redeemable equity instruments and certain equity derivatives that frequently are used in connection with share repurchase programs.  Statement 150 is effective for all financial instruments created or modified after May 31, 2003 and to other instruments as of September 1, 2003.  The adoption of Statement 150 on June 1, 2003 did not have any impact on its consolidated financial position, results of operations or cash flows.

iv.

In 2004, FASB issued a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation.  This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance.  The revised pronouncement requires that all stock options and warrants be accounted for using the Fair Value Method.  This pronouncement will impact on the Company, as the Company currently accounts for all options and warrants using the Intrinsic Value Method.

v.

FIN 46(R), Consolidation of Variable Interest Entities, applies at different dates to different types of enterprises and entitles, and special provisions apply to enterprises that have fully or partially applied Interpretation 46 prior to issuance of Interpretation 46®.  Application of Interpretation 46 or Interpretation 46® is required in financial statements of public entities that have public interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003.  Application by public entities (other than small business issuers) for all other types of entities is required in financial statements for periods ending after March 15, 2004.  Application by small business issuers to entities other than special-purpose entitles and by non-public entities is required at various dates in 2004 and 2005.  There is no impact on the Company’s financial statements.

vi.

In December 2004, the FASB issued SFAS Statement No. 153, “Exchanges of Nonmonetary Assets.”  The statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  The Company believes that the adoption of this standard will have no material impact on its financial statements.

-- 67 --

SUNBURST ACQUISITIONS IV, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

Years Ended February 28, 2005 and 2004

2.

STOCKHOLDERS’ EQUITY

The Company is authorized to issue 20,000,000 shares of preferred stock.  The Company’s Board of Directors is authorized to divide the preferred stock into series, and with respect to each series, to determine the preferences and rights and qualifications, limitations or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, and the number of shares constituting the series and the designations of such series.  The Board of Directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting rights of the holders of common stock which issuance could have certain anti-takeover effects.

3.

RELATED PARTY TRANSACTIONS

As of February 28, 2005, the Company had notes payable to related entities in the amount of $28,500.  Interest on these notes has been imputed at a rate of 6.09% and totalled $18,578 cumulatively at February 28, 2005. As of February 28, 2005, the Company had accounts payable to related entities in the amount of $6,040.

4.

INCOME TAXES

A deferred tax asset of $1,687,000 at February 28, 2005 (2004 - $337,000) relates to net operating losses and deductible temporary differences due to development stage costs.  Management does not consider it likely that the deferred tax asset will be realized.  Therefore, a full valuation allowance has been established against the deferred tax asset.  The net operating losses will begin to expire in 2020.

5.

INVESTMENT IN PROLOGIC MANAGEMENT SYSTEMS, INC.

On February 16, 2001, the Company completed the sale of 2,859,972 shares of its stock in Prologic Management Systems, Inc. (“Prologic”), an Arizona corporation, to Prologic, or its designees, for a total sales price of $400,000, or approximately $0.1399 per share.  The sale was completed pursuant to the terms of a Settlement Agreement and Release, dated January 26, 2001.  This investment had been charged to operations in August 2000 by the Company.

The sales price was paid to $325,000 in cash at closing and $75,000 through Prologic’s execution of a promissory note.  The promissory note bears interest at the rate of 10% per annum and requires payments of $25,000 each on both the principal and interest, as of April 12, 2001, July 12, 2001 and October 12, 2001.  No payments have been made to date.  The Company does not expect to receive payment from Prologic.  The Company has accrued an allowance for doubtful accounts covering the $75,000 note and the corresponding interest in the amount of $13,360.

In February 2004, all assets of Prologic were taken under foreclosure in bankruptcy.  The Company has removed the note and interest and related allowance from its balance sheet.

-- 68 --

SUNBURST ACQUISITIONS IV, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

Years Ended February 28, 2005 and 2004

6.

GOING-CONCERN

The accompanying financial statements have been prepared on a going-concern basis.  The Company has a history of operating losses and will need to raise additional capital to fund its planned operations.  It has current assets of $43,235 and current liabilities totalling $765,448 resulting in a current ratio of 0.056 as of February 28, 2005.  Liquidity was achieved through the exercise of options and through the issuance of a convertible debenture, and not from operations.  The Company has a cumulative deficit during the development stage of approximately $3,621,215 at February 28, 2005, $1,974,749 of which was incurred within the past two fiscal years.  These conditions raise substantial doubt about the Company’s ability to continue as a going-concern.

The Company intends to reduce its cumulative loss through the attainment of profitable operations, either through its existing product lines, which include ballasts (see note 7) or potential cash flow from its new investment in a Mexican mining joint venture (see note 11).  In addition, the Company has conducted a private placement of convertible debt (see note 10), which has generated a portion of the initial cash requirements of its planned mining joint venture (see note 11).

7.

DISTRIBUTION AGREEMENT

On February 27, 2002, the Company signed a distribution agreement with EPI.  EPI has a distribution agreement with Romlight, with offices at Stevmar House, Rockley, Christ Church Barbados, West Indies.  Under this agreement, the Company will be the sole sub-distributor for the length of the contract.

The distribution agreement between Romlight and EPI was signed October 5, 2000.  The initial purchase for the first year was 20,000 units of a Romlight ballast.  Romlight was not able to supply the ballasts in 2001, and therefore, the contract took effect in 2002 when Romlight could produce and deliver the ballasts.  During the 2003 fiscal year, the Company took delivery of 500 ballasts valued at approximately $45,000 (Cdn $70,000).  On January 23, 2003, the Company terminated its agreement with EPI and began an agreement with Romlight, the manufacturer of the ballasts.  During the fiscal year ended February 29, 2004, the Company received samples of 600-watt ballast produced for Romlight by a Korean manufacturer, but did not sell any of the product due to quality concerns.

A deposit of $183,454 (Cdn $245,920) was issued to Romlight through EPI pursuant to their agreement.  The deposit will be applied to the last 1,000 ballasts and also gives the Company exclusive rights to sell Romlight ballasts to the hydroponic market.  Management has performed an impairment assessment on this long-term asset and determined that, due to quality controls issues, the asset is impaired and has written off the entire deposit.

8.

SALE OF DISCONTINUED OPERATIONS

On September 28, 2001, the Company completed the sale of its wholly-owned subsidiary HollywoodBroadcasting.com for $1,000 in cash.

Operating results of HollywoodBroadcasting.com are shown separately in the accompanying statement of operations as loss from discontinued operations in the column for the period from inception (August 27, 1997) to February 28, 3005.

-- 69 --

SUNBURST ACQUISITIONS IV, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

Years Ended February 28, 2005 and 2004

9.

STOCK COMPENSATION PROGRAM

On March 14, 2002, the Company’s Board of Directors approved a Stock Compensation Program and an Incentive Stock Option Plan (the “Plans”).  The maximum number of shares that may be purchased to the Plans is 6,000,000.  Options granted under the Plans include incentive and non-qualified stock options, as well as actual shares of common stock, with vesting determined on the grant date, not to exceed ten years, and are exercisable over a ten-year maximum period at a price to approximate the fair market value of the common stock at the date of grant.

On March 1, 2003, the Company granted 3,900,000 options under its Incentive Stock Option Plan. 2,450,000 options vested immediately (date of grant) and the remaining 1,450,000 on March 1, 2004 (the one year anniversary of the date of grant). Compensation expense was recognized for the 2005 fiscal year totalling $86,955 for these options (2004 - $146,055).  These options are exercisable at prices between $0.02 and $0.03 per share. On May 25, 2004, 1,000,000 options were exercised at $0.02 per share.

On May 25, 2004, the Company issued 6,000,000 options as a finder’s fee in connection with the acquisition of Sierra Minerals and Mining Inc. (see note 11). These options are exercisable to May, 2009 (the five year anniversary of the date of grant). On July 16, 2004, 1,500,000 options were exercised at $0.01 per share.

The options are summarized as follows:

		Weighted Average
	Shares	Exercise Price
Outstanding at February 28, 2003	1,000,000	$ 0.03
Granted	3,900,000	0.026
Cancelled	-	-
Exercised	-	-
Outstanding at February 29, 2004		0.027
Granted	6,000,000	0.01
Cancelled	-	-
Exercised	(2,500,000)	0.014
Outstanding at February 28, 2005	8,400,000	0.019

The following table summarizes options outstanding at February 28, 2005:

		Weighted	Weighted
	Outstanding	Average	Average
Range	Number	Life	Price	Exerciseable
$ 0.01 - $ 0.03	8,400,000	5.22	$ 0.019	8,400,000

The fair value of each option grant was calculated using the following weighted average assumptions:

Expected life (years)	10	5
Risk free interest rate	4.00%	4.00%
Expected volatility	179.30%	179.30%
Expected dividend yield	0%	0%

-- 70 --

SUNBURST ACQUISITIONS IV, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

Years Ended February 28, 2005 and 2004

10.

CONVERTIBLE DEBENTURE

On August 25, 2004, the Company entered into a Securities Purchase Agreement (the “Agreement”), with Bristol Investment Fund, Ltd., Alpha Capital AG and Stonestreet LP (the “Purchasers”). Pursuant to the Agreement, the Purchasers agreed to purchase up to $1,350,000 in face amount of Secured Convertible Debentures (the “Debentures”) from the Company.  The Debentures will not bear interest but will be issued at a 26% discount to the face amount. Accordingly, the cash purchase price for the full $1,350,000 face amount of the Debentures will be $1,000,000.   The Debentures will be due and payable in full one year from the date of issuance.

The Purchasers have the right to convert the full face amount of the Debentures to common stock of the Company at a price of $0.10 per share.  The conversion price is subject to adjustment in the event the market price of the Company’s common stock falls below $0.10 per share for 10 days during any consecutive 20-day period. Under the Agreement, the Purchasers will also receive Warrants and Additional Investment Rights to purchase shares of the Company’s common stock.  The Warrants are exercisable at a price of $0.12 per share for a period of 5 years and give the holders the right to purchase the same number of shares as the total number of shares issuable upon conversion of the Debentures.  The Additional Investment Rights are exercisable at a price of $0.10 per share and give the holders the right to purchase the same number of shares as the total number of shares issuable upon conversion of the Debentures. The Additional Investment Rights will generally be exercisable for a period of six months following the effective date of a registration statement (the “Registration Statement”) to be filed for purposes of registering the common stock underlying the Debentures, the Warrants and the Additional Investment Rights.  The Company is obligated to file the Registration Statement within 30 days after the initial closing under the Agreement.

On August 30, 2004, the Company issued $551,250 of face amount Debenture of which $142,917 has been charged as interest. The cash purchase price of the Debenture was $408,333 less finder fees and commissions of $60,833 for net proceeds of $347,500.

On October 19, 2004, the Company issued $123,750 of face amount Debenture of which $32,083 has been charged as interest. The cash purchase price of the Debenture was $91,667 less finder fees and commissions of $9,167 for net proceeds of $82,500.

11.

ACQUISITION OF SIERRA MINERALS AND MINING, INC.

During the quarter ending May 31, 2004, the Company completed a share exchange with the shareholders of Sierra Minerals and Mining, Inc. (“Sierra”).  Pursuant to the terms of the share exchange agreement, the Company issued 43,000,000 shares of its common stock in exchange for all of the outstanding shares of Sierra.  As a result, Sierra became a wholly owned subsidiary of the Company.  The common stock was valued at $0.01 per share.  Finder’s fees of 6,000,000 options to purchase the same number of shares of common stock of the Company at $0.01 per share are payable to non-related parties in connection with this share exchange.  The options were issued on May 25, 2004 and an amount of $175,800 was recorded as finders’ fees and additional paid in capital.  Sierra is a company incorporated in the state of Nevada that was incorporated just prior to the share exchange with the Company.  Sierra had no activities or operations other than having an option to acquire an interest in a property in Mexico, as noted below.  Due to the uncertainty of the future revenue to be generated from this property the cost of the acquisition of $430,000 has been charged to operations for the quarter ending May 31, 2004.

-- 71 --

SUNBURST ACQUISITIONS IV, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

Years Ended February 28, 2005 and 2004

11.

ACQUISITION OF SIERRA MINERALS AND MINING, INC. (Continued)

Sierra is a party to a joint venture agreement with Minera Rio Tinto S.A. de C.V., a Mexican company (“MRT”) pursuant to which Sierra and MRT have agreed to explore and develop, if feasible, certain mining properties in the state of Chihuahua, Mexico.  During the quarter ended May 31, 2004 the Company loaned a total of $195,000  to MRT pursuant to an unsecured promissory note payable due August 31, 2004 with interest at 8% per annum (the Company had previously advanced $57,500 during the year ended February 29, 2004 under similar terms).

These amounts would be applied to the $1,000,000 requirement investment as stated below. Due to the uncertainty of the future revenue to be generated from this property the $195,000 loan as well as the $57,500 advance was charged to operations along with the $430,000 described above for the quarter ending May 31, 2004.

The joint venture agreement between Sierra and MRT requires Sierra to invest cash totalling $1,000,000 by June 30, 2004, and to secure a $2,000,000 line of credit for the joint venture within sixty days of signing the joint venture agreement.  MRT will contribute the properties.  The joint venture is to be owned 60% by Sierra and 40% by MRT, however, should Sierra fail to secure the line of credit, its interest shall be reduced to 30% and the interest of MRT shall be increased to 70%.

On October 1, 2004, the Company signed an extension to provide the required investment of $1,000,000 by November 10, 2004. The Company will also have until November 30, 2004, to secure the $2,000,000 line of credit. On November 16, 2004 the Company signed a further extension to provide the required investment of $1,000,000 by December 31, 2004. The Company will also have until February 28, 2005, to secure the $2,000,000 line of credit.

As at February 28, 2005, the Company has advanced a total of $507,500 of the $1,000,000 required investment. As at February 28, 2005, the Company is in default of the agreement and is negotiating an additional extension for the remaining balance of the required $1,000,000 investment and $2,000,000 line of credit.

12.

SUBSEQUENT EVENTS

Sierra Minerals and Mining, Inc.

As of May 31, 2005, the Company is continuing to negotiate a further extension and seek additional funding for the remaining balance of the required $1,000,000 investment and $2,000,000 line of credit as stated in the joint venture agreement between Sierra and MRT (see note 11).

-- 72 --

PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Colorado law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE	AMOUNT

SEC Registration Fee	$ 3,129.75

Accounting fees and expenses	$10,000 (1)

Legal fees and expenses	$35,000 (1)

Miscellaneous	$5,000 (1)

TOTAL	$ 53,129.75 (1)

(1) Estimated.

-- 73 --

RECENT SALES OF UNREGISTERED SECURITIES.

Name	# of Shares	# of Warrants Issued **	Principal Amount of Debentures	# of Warrants to Be Issued Upon Conversion of Debentures **	Dated	Price per Share	Amount US$	Notes
477291 BC Ltd. (a)	2,000				4/15/2004	$5.00	$10,000.00	(1)(11)
Casey, Douglas	8,000				4/15/2004	$5.00	$40,000.00	(1)(11)
Dhir Enterprises	5,000				4/15/2004	$5.00	$25,000.00	(1)(11)
Duke, Dean	2,000				4/15/2004	$5.00	$10,000.00	(1)(11)
DWG LLC	6,257				4/20/2004	$5.00	$31,285.74	(1)(11)
Morginn, Lance	5,000				4/20/2004	$5.00	$25,000.00	(1)(11)
Sanovest Holdings Ltd.	5,000				4/15/2004	$5.00	$25,000.00	(1)(11)
Sundar, Jason	4,000				4/15/2004	$5.00	$20,000.00	(1)(11)
United European Bank & Trust (Nassau) Ltd.	2,000				4/20/2004	$5.00	$10,000.00	(1)(12)
Aslan, Ltd.	20,000				3/15/2004	$1.00	$2,000.00	(2)(11)
Angel International Acquisitions IV, Inc.	6,000				3/15/2004	$1.00	$2,000.00	(2)(11)
Clunn, Victor	4,000				4/29/2004	$1.00	$4,000.00	(2)(11)
Latondresse, Carolyn	5,000				3/15/2004	$1.00	$5,000.00	(2)(11)
Liberty Management, LLC	10,000				4/15/2004	$1.00	$10,000.00	(2)(11)
Ming Capital Enterprises, Inc.	24,000				3/15/2004	$1.00	$24,000.00	(2)(11)
Morginn, Lance	2,000				3/15/2004	$1.00	$2,000.00	(2)(11)
Pisenti, Daniel	2,000				3/4/2004	$1.00	$2,000.00	(2)(11)
MRT Investments, Inc.* (b)	258,000				5/25/2004		Share exchange	(3) (12)
Etson, Inc. (c)	172,000				5/25/2004		Share exchange	(3) (12)
Magic Consulting, Ltd.	143,362				5/25/2004		Share exchange	(3)(11)
Paul Purewal	143,362				5/25/2004		Share exchange	(3)(11)
Tenfold Services, Inc.	114,638				5/25/2004		Share exchange	(3)(11)
Liberty Management, LLC Defined Benefit Plan	14,362				5/25/2004		Share exchange	(3) (11)
Jack F. Kephart	7,138				5/25/2004		Share exchange	(3)(11)
Annabelle S. Kephart	7,138				5/25/2004		Share exchange	(3)(11)
Morginn, Lance	20,000				7/1/2004	$1.00	$20,000.00	(13)(11)
Fields, Terry	12,000				10/1/2005	$1.50	$18,000	(13)(11)
Morginn, Lance	20,000				8/1/2005	$12.50	$250,000	(13)(11)
Bank Insinger de Beaufort NV	5,513				2004			(14)(11)
Moore, Tracy*	10,000				8/2/2005	$2.00	Stock issued for services	(15)(12)
Moore, Tracy*	20,000				9/1/2005	$4.00	Stock issued for services	(15)(12)
391566 B.C. Ltd. * (d)	400,000				2/16/2006	$0.01	$4,000.00	(4) (12)
Anderson, Simon J.	100,000				2/16/2006	$0.01	$1,000.00	(4) (12)

-- 74 --

Daimler Capital Partners Ltd. (e)	600,000			2/16/2006	$0.01	$6,000.00	(4) (12)
Finneran Investments Ltd. (f)	600,000			2/16/2006	$0.01	$6,000.00	(4) (12)
Husky Holdings Ltd. (g)	600,000			2/16/2006	$0.01	$6,000.00	(4) (12)
Kallur Enterprises Ltd. (h)	600,000			2/16/2006	$0.01	$6,000.00	(4) (12)
Mandarin Management Services Ltd. (i)	600,000			2/16/2006	$0.01	$6,000.00	(4) (12)
Nautilus Technologies Ltd. (j)	600,000			2/16/2006	$0.01	$6,000.00	(4) (12)
Philestine Management SA (k)	600,000			2/16/2006	$0.01	$6,000.00	(4) (12)
Shamrock Group Holdings Ltd (l)	600,000			2/16/2006	$0.01	$6,000.00	(4) (12)
Spencer, Dawn	500,000			2/16/2006	$0.01	$5,000.00	(4) (12)
Tiffany Financial Trading Ltd. (m)	600,000			2/16/2006	$0.01	$6,000.00	(4) (12)
Tiger-Eye Holdings Ltd. (n)	600,000			2/16/2006	$0.01	$6,000.00	(4) (12)
891231 Alberta Ltd.	30,000				$0.25	Payment of Promissory Notes	(5) (12)
Dream On Enterprises SA	341,200			3/24/2006	$0.25	Payment of Promissory Notes	(5) (12)
Liberty Management LLC	560,000			3/20/2006	$0.25	Payment of Promissory Notes	(5) (11)
Liechtenstein Landesbank LLB	400,000				$0.25	Payment of Promissory Notes	(5) (12)
Saintsbury Management Corp.	240,000			3/22/2006	$0.25	Payment of Promissory Notes	(5) (12)
Sodi, Brian	40,000			3/21/2006	$0.25	Payment of Promissory Notes	(5) (11)
Wannabe International SA	40,000			3/27/2006	$0.25	Payment of Promissory Notes	(5) (12)
1471158 Ontario Ltd. (o)		$15,000.00	15,000	3/21/2006	$0.50	$15,000.00	(6) (12)
477291 BC Ltd (a)		$15,000.00	15,000	2/2/2006	$0.50	$15,000.00	(6) (12)
518464 BC Ltd., Marcus New (p)		$50,000.00	50,000	3/14/2006	$0.50	$50,000.00	(6) (12)
601084 BC Ltd. (q)		$5,000.00	5,000	2/27/2006	$0.50	$5,000.00	(6) (12)
Adelaar, Jay		$25,000.00	25,000	3/17/2006	$0.50	$25,000.00	(6) (12)
Alpine Atlantic Asset Management #1 (r)		$100,000.00	100,000	2/2/2006	$0.50	$100,000.00	(6) (12)
Alpine Atlantic Asset Management #2 (r)		$100,000.00	100,000	2/9/2006	$0.50	$100,000.00	(6) (12)
Alpine Atlantic Asset Management #3 (r)		$250,000	250,000		$0.50	$250,000	(6) (12)
Barrington-Foote, Joan		$25,000.00	25,000	2/3/2006	$0.50	$25,000.00	(6) (12)
Barton, Sherri		$5,000.00	5,000	2/2/2006	$0.50	$5,000.00	(6) (12)

-- 75 --

Butler, Terrance G. (Charitable Remainder Trust) (s)	100,000	50,000			2/27/2006	$0.50	$50,000.00	(6) (11)
Cavendish Investments (t)			$50,000.00	50,000	2/2/2006	$0.50	$50,000.00	(6) (12)
Chih, Cheng Hsu			$50,000.00	50,000	3/16/2006	$0.50	$50,000.00	(6) (12)
Cousins, Dave			$5,000.00	5,000	2/2/2006	$0.50	$5,000.00	(6) (12)
D'Altroy, Curtis			$25,000.00	25,000	3/14/2006	$0.50	$25,000.00	(6) (12)
Devlin, Dr. P.G.			$7,000.00	7,000	2/2/2006	$0.50	$7,000.00	(6) (12)
Fodor, Ignac			$25,000.00	25,000	3/23/2006	$0.50	$25,000.00	(6) (12)
G.B Technical Services (u)			$50,000.00	50,000	2/9/2006	$0.50	$50,000.00	(6) (12)
Galan, Damon G			$25,000.00	25,000	2/24/2006	$0.50	$25,000.00	(6) (12)
Gringots Venture Ltd. (v)			$15,000.00	15,000	3/12/2006	$0.50	$15,000.00	(6) (12)
Guy, Jarrett			$12,500.00	12,500	3/8/2006	$0.50	$12,500.00	(6) (12)
Harrison, Patricia			$25,000.00	25,000	3/8/2006	$0.50	$25,000.00	(6) (12)
Hirji, Sam			$5,000.00	5,000	2/2/2006	$0.50	$5,000.00	(6) (12)
Hsu, Tseng Hui			$50,000.00	50,000	3/6/2006	$0.50	$50,000.00	(6) (12)
Hsueh , Hsiu-Wei			$50,000.00	50,000	3/10/2006	$0.50	$50,000.00	(6) (12)
Humber Trading Inc. (w)			$250,000.00	250,000	3/21/2006	$0.50	$250,000.00	(6) (12)
James, Adrian	50,000	25,000			3/15/2006	$0.50	$25,000.00	(6) (11)
Jeroult, Barry Hugh			$25,000.00	25,000	2/23/2006	$0.50	$25,000.00	(6) (12)
Johal, Rummen			$25,000.00	25,000	3/14/2006	$0.50	$25,000.00	(6) (12)
Johnson, Ben A	200,000	100,000			3/3/2006	$0.50	$100,000.00	(6) (11)
Johnston, Elston			$30,000.00	30,000	2/2/2006	$0.50	$30,000.00	(6) (12)
Keiand Capital Corp. (x)			$25,000.00	25,000	3/17/2006	$0.50	$25,000.00	(6) (12)
Kennedy, Deborah			$30,000.00	30,000	2/2/2006	$0.50	$30,000.00	(6) (12)
Keasiotis, Vasilios John			$25,000.00	25,000	3/8/2006	$0.50	$25,000.00	(6) (12)
Kimbell Holdings Limited (y)			$50,000.00	50,000	3/20/2006	$0.50	$50,000.00	(6) (12)
Kirwin, Harry			$50,000.00	50,000	1/23/2006	$0.50	$50,000.00	(6) (12)
KM Casey No 1 Ltd. (z)			$50,000.00	50,000	3/7/2006	$0.50	$50,000.00	(6) (12)
Kneir, Gary			$5,000.00	5,000	2/2/2006	$0.50	$5,000.00	(6) (12)
L.E. Management, Ltd. (aa)			$7,500.00	7,500	2/2/2006	$0.50	$7,500.00	(6) (12)
Lamont, Ryan D.			$25,000.00	25,000	3/14/2006	$0.50	$25,000.00	(6) (12)
Lantis, Paul			$25,000.00	25,000	3/14/2006	$0.50	$25,000.00	(6) (12)
Levy, Jamie			$25,000.00	25,000	3/16/2006	$0.50	$25,000.00	(6) (12)
Malette, Charles			$10,000.00	10,000	2/2/2006	$0.50	$10,000.00	(6) (12)
Malkoc, Dean E			$5,000.00	5,000	3/8/2006	$0.50	$5,000.00	(6) (12)
McGinnis, Anne			$15,000.00	15,000	3/21/2006	$0.50	$15,000.00	(6) (12)
McGinnis, Mark			$15,000.00	15,000	3/21/2006	$0.50	$15,000.00	(6) (12)
McKnight, David T			$10,000.00	10,000	2/3/2006	$0.50	$10,000.00	(6) (12)
McKnight, Michael			$50,000.00	50,000	2/9/2006	$0.50	$50,000.00	(6) (12)
McLean, Kirk A			$50,000.00	50,000	2/22/2006	$0.50	$50,000.00	(6) (12)
Monies, Tomas Steen			$25,000.00	25,000	2/24/2006	$0.50	$25,000.00	(6) (12)
Monkman, Thomas W.			$25,000.00	25,000	3/14/2006	$0.50	$25,000.00	(6) (12)

-- 76 --

Morrison, Dorothy			$12,500.00	12,500	3/17/2006	$0.50	$12,500.00	(6) (12)
Norton, J.W.			$10,000.00	10,000	3/29/2006	$0.50	$10,000.00	(6) (12)
Nylund, Gary			$10,000.00	10,000	3/17/2006	$0.50	$10,000.00	(6) (12)
PCD Club (bb)			$25,000.00	25,000	2/27/2006	$0.50	$25,000.00	(6) (12)
Pedrosa, Maria			$50,000.00	50,000	3/6/2006	$0.50	$50,000.00	(6) (12)
Porter, Vern			$7,500.00	7,500	2/2/2006	$0.50	$7,500.00	(6) (12)
Poulson, David A.			$15,000.00	15,000	3/21/2006	$0.50	$15,000.00	(6) (12)
Purewal, Harpreet Singh			$12,500.00	12,500	3/14/2006	$0.50	$12,500.00	(6) (12)
Randhawa, Michael S.			$12,500.00	12,500	3/14/2006	$0.50	$12,500.00	(6) (12)
Reaugh, Larry			$5,000.00	5,000	2/2/2006	$0.50	$5,000.00	(6) (12)
Ringoir, Tom			$5,000.00	5,000	2/2/2006	$0.50	$5,000.00	(6) (12)
Rohner, Kurt			$25,000.00	5,000	3/20/2006	$0.50	$25,000.00	(6) (12)
Ross, Peter			$50,000.00	50,000	3/6/2006	$0.50	$50,000.00	(6) (12)
RV Construction Inc. (cc)			$12,500.00	12,500	3/8/2006	$0.50	$12,500.00	(6) (12)
Sage, Ryan A			$12,500.00	12,500	3/8/2006	$0.50	$12,500.00	(6) (12)
Saloustros, Joe			$10,000.00	10,000	2/23/2006	$0.50	$10,000.00	(6) (12)
Sanders, Steven A.			$50,000.00	50,000	3/17/2006	$0.50	$50,000.00	(6) (12)
Sausilito Ltd. (dd)			$37,500.00	37,500	3/21/2006	$0.50	$37,500.00	(6) (12)
Shank IRA, Michael L	50,000	25,000			2/28/2006	$0.50	$25,000.00	(6) (11)
Shank Trust, Michael L & Susan G (ee)	50,000	25,000			2/28/2006	$0.50	$25,000.00	(6) (11)
Shank Trust, Susan G	50,000	25,000			2/28/2006	$0.50	$25,000.00	(6) (11)
Shikh, Asad			$25,000.00	25,000	3/21/2006	$0.50	$25,000.00	(6) (12)
Shikh, Mazhar-UI-Haq			$25,000.00	25,000	3/21/2006	$0.50	$25,000.00	(6) (12)
Sklavenitis, Terry			$25,000.00	25,000	3/17/2006	$0.50	$25,000.00	(6) (12)
Smith, Charles			$10,000.00	10,000	2/2/2006	$0.50	$10,000.00	(6) (12)
Stark, Robert Paul			$10,000.00	10,000	2/27/2006	$0.50	$10,000.00	(6) (12)
Stewart, Craig			$25,000.00	25,000	3/8/2006	$0.50	$25,000.00	(6) (12)
Stuit, Brad			$25,000.00	25,000	3/17/2006	$0.50	$25,000.00	(6) (12)
Tredger, Peter			$5,000.00	5,000	2/2/2006	$0.50	$5,000.00	(6) (12)
Welsh, Jordon			$5,000.00	5,000	2/2/2006	$0.50	$5,000.00	(6) (12)
Wittenberg, Gerald			$50,000.00	50,000	2/7/2006	$0.50	$50,000.00	(6) (12)
Woo, Chang			$12,500.00	12,500	3/14/2006	$0.50	$12,500.00	(6) (12)
Xao Meng, Jiao			$50,000.00	50,000	3/28/2006	$0.50	$50,000.00	(6) (12)
Yaseniuk, Jeremy			$25,000.00	25,000	3/14/2006	$0.50	$25,000.00	(6) (12)
Zacharuk, Ed			$5,000.00	5,000	2/2/2006	$0.50	$5,000.00	(6) (12)
Daimler Capital Partners Ltd. (e)	1,640,000				1/13/2006	$0.15	Repayment of loan	(7) (12)
Brockton International (ff)	180,000				2/3/2006	$0.15	Repayment of loan	(7) (12)
Montepulciano Company SA (gg)	180,000				2/3/2006	$0.15	Repayment of loan	(7) (12)
MRT Investments, Inc.* (b)	1,200,000				2/23/2006		Pursuant to contract	(8)(12)
Etson Inc. (c)	800,000				2/23/2006		Pursuant to contract	(8)(12)

-- 77 --

GM Capital (hh)		5,000,000			Pursuant to contract	(9) (12)
T.R. Winston & Company LLC		60,000	4/1/2004	$0.50		(10)(11)
Liberty Management, LLC	30,000	30,000	4/1/2004	$0.50		(10) (11)

* Affiliate of the Company.  Shares issued to these parties are not being registered in this offering.

** Each warrant entitles the holder to purchase one share of common stock.

(a)

John W. Norton is the president and a shareholder of this entity.

(b)

Mario Ayub is the sole shareholder of this entity.

(c)

Jacob Ayub is a shareholder and has dispositive control of this entity.

(d)

Robert Knight is the president and a shareholder of this entity.

(e)

Bill Meadow is the managing director and a shareholder of this entity.

(f)

Tanya Tamone is the managing director and a shareholder of this entity.

(g)

Christopher J. Avery is the managing director and a shareholder of this entity.

(h)

Hans Meching is the managing director and a shareholder of this entity.

(i)

Alain Esseiva is the managing director and a shareholder of this entity.

(j)

Mark P. Angst is the managing director and a shareholder of this entity.

(k)

Catherine Dixon is the managing director and a shareholder of this entity.

(l)

Walter Stapher is the managing director and a shareholder of this entity.

(m)

Walter Stapfer is the managing director and a shareholder of this entity.

(n)

Daniel M. Fleming is the managing director and a shareholder of this entity.

(o)

Robert Calvert is the president of this entity.

(p)

Marcus and Yvonne New are directors and shareholders of this entity.

(q)

S. Lichman is an officer of this entity.

(r)

Erwin Speckert is the managing director of this entity and has dispositive control over the shares.

(s)

Terrance Butler is the trustee of this entity.  The beneficiaries are unknown to us.

(t)

Athena Trustee Services is the beneficial owner of this entity.  Gibralter Management Foundation is a director.  The beneficiaries of Athena Trustee Services is unknown to us.

(u)

Robert Cooles is the president and a shareholder of this entity.

(v)

Kevin Coombes is the president and a shareholder of this entity.

(w)

Dr. Alfred Steinbrugger is the managing director and a shareholder of this entity.

(x)

Keith Ebert is the president of this entity.

(y)

Brott Limited is a director of this entity.

(z)

Kevin Casey is the general partner of this entity.  Silver Creek Holdings Trust, whose trustee is Kevin Casey, is a limited partner.

(aa)

Stephen Silvernagal is the president and a shareholder of this entity.

(bb)

Craig Rademaker is the president of this entity.

(cc)

Robert Vermette Sr. is the president.  Gwen Vermette is the secretary.  Robert Vermette Jr. and Traci Skapski are shareholders of this entity.

(dd)

Choong-Ping Lai is a director of this entity.

(ee)

Michael Shank is the beneficial owner of this entity.

(ff)

John Layton is the managing director and a shareholder of this entity.

(gg)

Barbara Fritzche is the managing director and has dispositive control over the shares.

(hh)

J.A. Michie is a director, and Mark Hartmann is a shareholder of this entity.

(1)

The Company received subscriptions in the amount of $201,109.50 from a private placement offering of units at $0.10 per pre-split unit.  Each unit consists of one pre-split share of common stock and one warrant to purchase an additional share of pre-split stock at the price of $0.20 per share at any time within twelve months from the date of issuance of the warrant.  The shares and the shares underlying the warrants were issued to 9 accredited investors and were made in

-- 78 --

reliance upon exemptions from registration under the Securities Act of 1933 pursuant to Regulation D Rule 506.

(2)

During the quarters ended February 28, 2004 and May 31, 2004, the Company completed a private placement offering of 3,650,000 pre-split shares of common stock at a price of $0.02 per share.  All such shares were issued for cash in transactions which were made in reliance upon exemptions from registration under the Securities Act of 1933 pursuant to Regulation D Rule 506.  The gross offering proceeds received from the sale of such shares was $73,000, and the Company paid no underwriting discounts or commissions.  These shares were issued to 8 accredited investors.

(3)

On May 25, 2004, the Company completed a share exchange with the shareholders of Sierra Minerals and Mining, Inc. In the exchange, the Company issued 43,000,000 pre-split shares of common stock representing approximately 51.7% of the Company's then-outstanding shares to Sierra Minerals's shareholders in exchange for all of the shares of Sierra Minerals capital stock. As a result, Sierra Minerals became a wholly owned subsidiary of the Company.  This share exchange was made with 8 accredited investors.  This sale of securities was made under two exemptions from registration: one afforded by Regulation S of the Securities Act of 1933 and one afforded by Rule 506 of Regulation D of the Securities Act of 1933.

(4)

In December 2005, we received a loan of a total of $70,000 from several parties.  On February 16, 2006, we settled this debt through the issuance of shares at the price of $0.01 per share.  A total of 7,000,000 shares were issued in full settlement of this debt.  This sale of unregistered securities was made under an exemption from registration afforded by Regulation S of the Securities Act of 1933 ("Regulation S") because the issuance was made to a non-U.S. person (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to an offshore transaction, and no directed selling efforts were made in the United States by us, a distributor, any respective affiliates, or any person acting on behalf of any of the foregoing.  The offering was made to 13 accredited investors.

(5)

In August 2005, we received a loan in the principal amount of $330,000 from three parties.  This was an unsecured loan bearing interest at a rate of 7%.  The same parties later loaned us additional funds and waived the right to interest.  We repaid a portion of the loans in cash.  On April 6, 2006, we issued these lenders shares at a price of $0.25 per share in full settlement of the total loan amount of $400,000.  These shares were issued to 7 accredited investors pursuant to an exemption from registration found in Regulation D of the Securities Act of 1933.

(6)

In March and April of 2006, we engaged in two offerings.  In the first, we sold units consisting of one share of Common Stock and one-half of a Warrant.  Each full Warrant entitles the investor to purchase an additional share of the Company’s common stock at a price of $1.00 per share and is exercisable until December 31, 2007.  The units were sold at a price of $0.50 each.   These units were offered to accredited investors in the United States and relied upon the exemption found in Rule 506 of Regulation D.  The second offering consisted of convertible debentures, each of which is convertible into units.  Each unit consists of one share of the Company’s common stock and one half of a warrant.  Each Warrant entitles the investor to purchase an additional share of the Company’s common stock at a price of $1.00 per share and is exercisable until December 31, 2007.  These debentures were issued pursuant to an exemption from registration found in Regulation S of the Securities Act of 1933.   The shares and debentures were offered to 85 accredited investors and 1 non-accredited investor.

-- 79 --

(7)

In December 2005, the Company received a loan of $300,000.  The loan was an unsecured loan, bore no interest, and had no due date.  In February 2005, the Company issued 100,000,000 pre-split shares to the lenders in full satisfaction of the loan.  These shares were issued to 3 accredited investors pursuant to an exemption from registration found in Regulation S of the Securities Act of 1933.

(8)

On February 23, 2006, the Company issued 2,000,000 shares to MRT pursuant to the New Agreement.  When the Cieneguita property is operating at 85% of capacity, as defined in the New Agreement, the Company is obligated to issue another 1,000,000 shares to MRT.  Pursuant to a request from MRT, a portion of these shares were issued to Etson, Inc., a Mexican corporation.  These shares were issued to 2 accredited investors and were issued pursuant to an exemption from registration under Regulation S of the Securities Act of 1933.

(9)

On January 30, 2006, the Company entered into a Consulting Agreement (the “Agreement”) with G.M. Capital Partners, Ltd., a British Virgin Islands company (“GM Capital”). Under the Agreement, GM Capital will provide the Company with a variety of services including financial public relations, strategic planning, acquisition consulting and assistance in securing equity or debt financing. Under the terms of the Agreement, the Company will pay GM Capital a monthly fee of $10,000, and will issue it a total of 5,000,000 warrants, each of which entitles the holder to purchase one share of the Company’s common stock. The warrants include 1,000,000 Class A Warrants exercisable at $0.50 per share, 1,000,000 Class B Warrants exercisable at $0.75 per share, 1,000,000 Class C Warrants exercisable at $1.00 per share, 1,000,000 Class D Warrants exercisable at $1.25 per share, and 1,000,000 Class E Warrants exercisable at $1.50 per share. The Class A Warrants will be fully vested upon issuance. They will be exercisable at any time following their issuance but will expire on June 30, 2007 if not fully exercised on or before that date. The remaining classes of Warrants will each vest and become exercisable only at the time that the immediately preceding class has been fully exercised. Therefore, the Class B Warrants will vest only upon the timely exercise of all Class A Warrants, and the same restriction will apply to each of the succeeding classes of warrants (i.e the Class C, D and E Warrants). Unless terminated earlier as a result of failure to vest, the Class B and Class C Warrants will each expire on December 31, 2007, and the Class D and Class E Warrants will each expire on December 31, 2008. However, the Agreement also stipulates that G.M. Capital cannot exercise any warrants if, after the exercise, G.M. Capital would own 4.99% or more of the issued and outstanding common stock of Mexoro.   G.M. Capital is an accredited investor.  These warrants were issued under an exemption from registration under Regulation S of the Securities Act of 1933.

(10)

In April 2004, in connection with the acquisition of certain mineral properties, we entered into a Transaction Fee Agreement with T.R. Winston & Company LLC.  Pursuant to this agreement, we issued a warrant to purchase 3,000,000 pre-split shares of common stock at $.01 per share.  In connection the acquisition of the mineral properties, we also entered into an agreement with Liberty Management, LLC whereby we provided Liberty a common stock purchase warrant to purchase 3,000,000 pre-split shares of common stock at $.01 per share.   Liberty exercised 1,500,000 warrants to purchase 1,500,000 pre-split shares.  Both of these companies are accredited investors.  These warrants and the shares underlying the warrants were issued pursuant to an exemption from registration under Rule 506 of Regulation D of the Securities Act of 1933.

(11)

This sale of unregistered securities was made under an exemption from registration under Rule 506 of Regulation D, promulgated under Section 4(2) of the Securities Act of 1933.  The individual or entity to which shares were issued is an accredited investor as that term is defined in Rule 501 of Regulation D.  Further, all investors to which shares were issued under this

-- 80 --

exemption has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment

(12)

This sale of unregistered securities was made under an exemption from registration afforded by Regulation S of the Securities Act of 1933 ("Regulation S") because the issuance was made to a non-U.S. person (as defined under Rule 902 section (k)(2)(i) of Regulation S), pursuant to an offshore transaction, and no directed selling efforts were made in the United States by us, a distributor, any respective affiliates, or any person acting on behalf of any of the foregoing.

(13)

These shares were issued pursuant to an exercise of stock options and pursuant to an exemption from registration under Rule 506 of Regulation D.  A total of 2 accredited investors exercised options.

(14)

These shares were issued pursuant to a cashless exercise of warrants.  This party is an accredited investor, and the shares were issued pursuant to an exemption from registration under Rule 506 of Regulation D.

(15)

For the months of July, August and September of 2005, Mr. Moore received 500,000 pre-split shares of Common Stock of Mexoro, which were valued at a price of $0.04 per share, for consulting services.  For October, November, and December of 2005, Mr. Moore received 1,000,000 pre-split shares, valued at a price of $0.08 per share, for consulting services he rendered.  Mr. Moore’s total consulting compensation for July 2005 through December 2005 was valued at $100,000.    Mr. Moore was also the Company’s Chief Operating Officer from June 2005 through December 2005.  Mr. Moore is an accredited investor.  This sale of unregistered securities was made under an exemption from registration afforded by Regulation S of the Securities Act of 1933

No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors (except for Robert Paul Stark), and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Mexoro Minerals Ltd., a Colorado corporation.

Exhibit

Number

Description

3.1

Articles of Incorporation, as amended on December 10, 2001 and February 13, 2006 (filed

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herewith)

4.1        Registration Agreement dated April 20, 2004, by and among Sunburst Acquisitions IV, Inc., a Colorado company, and each of the purchasers in a private placement of shares of Sunburst. (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2004)

4.2        Promissory Note between Sunburst Acquisitions IV, Inc. and Minera Rio Tinto S.A. de C.V. in the amount of $ 57,500 dated January 9, 2004. (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2004)

4.3        Promissory Note between Sierra Mineral and Mining, Inc. and Minera Rio Tinto S.A. de C.V. in the amount of $ 167,500, dated May 3, 2004. (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2004)

4.4

Securities Purchase Agreement with exhibits entered in connection with the $1,350,000 original issued discount secured convertible debenture financing dated August 25, 2004 (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission on August 31, 2004)

4.5

Secured Convertible Debenture by and between Bristol Capital, LLC and Sunburst Acquisitions IV, Inc. dated January 15, 2004 (filed herewith)

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4.6

Transaction Fee Agreement dated April 22, 2004 between Sunburst Acquisitions IV Inc. and T.R. Winston & Company LLC (filed herewith)

4.7

Finder’s Fee Agreement  dated 2004 between Sunburst Acquisitions IV, Inc. and Liberty Management, LLC. (filed herewith)

4.8

Convertible Debenture template used to sell debentures and units of Mexoro Minerals Ltd. for the offering that occurred in February and March of 2006 (filed herewith).

4.9

Stock option plan approved by the shareholders of Mexoro Minerals, Ltd. on February 13, 2006. (filed herewith).

5.1

Frascona, Joiner, Goodman and Greenstein, P.C. Opinion and Consent (filed herewith)

10.1

Share Exchange Agreement, dated May 3, 2004, by and among Sunburst Acquisitions IV, Inc., a Colorado corporation, Sierra Minerals and Mining, Inc., a Nevada corporation, and the shareholders of Sierra Minerals & Mining, Inc. (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2004)

10.2      Joint Venture Agreement, dated April 26, 2004 and amended on June 1, 2004, by and between Sierra Mining and Minerals, Inc., a Nevada corporation, and Minera Rio Tinto S.A. de C.V., a Mexican company (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2004)

10.3

Amendment to Joint Venture Agreement dated June 1, 2004. (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange on June 3, 2004)

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10.4

SHARE OPTION AGREEMENT among Minera Rio Tinto, S.A. de C.V. a corporation duly incorporated and validly existing pursuant to the laws of the United Mexican States and having an office at Pascual Orozco No. 2117 - A Chihuahua, State of Chihuahua, Mexico 31310 and Sunburst Acquisitions IV, Inc., a corporation duly incorporated and validly existing pursuant to the laws of the State of Colorado, USA and having an office at Suite 206, 595 Howe St., Vancouver, B.C. Canada V6C 2T5 (herein incorporated by reference from the Company’s report on Form 8-K for report date August 22, 2005 and filed with the Securities and Exchange Commission on August 25, 2005).

10.5

AGREEMENT made and entered in the City of Chihuahua, State of Chihuahua as of the 18th day of August, 2005 among COMPAÑÍA MINERA DE NAMIQUIPA, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, and MINERA RIO TINTO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, and MARIO HUMBERTO AYUB TOUCHE having a domicile at San Antonio No. 2036 Chihuahua, Chihuahua and SUNBURST MINING DE MÉXICO, S. A. DE C. V., a company duly incorporated and validly existing pursuant to the laws of the United Mexican States (herein incorporated by reference from the Company’s report on Form 8-K for report date August 22, 2005 and filed with the Securities and Exchange Commission on August 25, 2005).

10.6

AGREEMENT made and entered at the City of Chihuahua, State of Chihuahua on this the 18th day of August of the year 2005, among MINERA RIO TINTO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, and SUNBURST MINING DE MÉXICO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States (herein incorporated by reference from the Company’s report on Form 8-K for report date August 22, 2005 and filed with the Securities and Exchange Commission on August 25, 2005).

10.7

OPERATOR’S AGREEMENT dated effective as of the 18th day of August, 2005, among Minera Rio Tinto, S.A. de C.V. a corporation duly incorporated and validly existing pursuant to the laws of the United Mexican States and having an office at Pascual Orozco No. 2117 - A Chihuahua, State of Chihuahua, Mexico 31310, and Sunburst de Mexico, S.A. de C.V. a corporation duly incorporated and validly existing pursuant to the laws of the United Mexican States and having an office at Suite 5, Avenida del Mar No.1022 Zona Costera, Mazatlan, State of Sinaloa, Mexico (herein incorporated by reference from the Company’s report on Form 8-K for report date August 22, 2005 and filed with the Securities and Exchange Commission on August 25, 2005).

10.8

ASSIGNMENT OF CONTRACT AGREEMENT made and entered in the City of Chihuahua, State of Chihuahua as of this the 18th day of August, 2005 among MINERA RIO TINTO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, and CORPORATIVO MINERO, S.A. DE C.V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, and SUNBURST MINING DE MÉXICO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States (herein incorporated by reference from the Company’s report on Form 8-K for report date August 22, 2005 and filed with the Securities and Exchange Commission on August 25, 2005).

10.9

ASSIGNMENT OF CONTRACT AGREEMENT made and entered in the City of Chihuahua, State of Chihuahua as of this the 18th day of August, 2005, among MINERA RIO TINTO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to

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the laws of the United Mexican States, and RAFAEL FERNANDO ASTORGA HERNÁNDEZ, having a domicile at Calle República de Uruguay No. 706 of the City of Chihuahua, Chih, and SUNBURST MINING DE MÉXICO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States (herein incorporated by reference from the Company’s report on Form 8-K for report date August 22, 2005 and filed with the Securities and Exchange Commission on August 25, 2005).

10.10

ASSIGNMENT OF CONTRACT AGREEMENT made and entered in the City of Chihuahua, State of Chihuahua as of this the 18th day of August, 2005 among MINERA RIO TINTO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, having an office at Av. Pascual Orozco Number 2117- Altos, La Cima, C. P. 31310, Chihuahua, Chihuahua, and MINERA RACHASA, S.A. DE C.V., a company duly incorporated and validly existing pursuant to the laws of the United Mexican States, and having an office at Niños Héroes No. 410 Colonia Centro, Chihuahua, Chihuahua (RFC BMM-900120-8B6), and SUNBURST MINING DE MÉXICO, S. A. DE C. V. a company duly incorporated and validly existing pursuant to the laws of the United Mexican States (herein incorporated by reference from the Company’s report on Form 8-K for report date August 22, 2005 and filed with the Securities and Exchange Commission on August 25, 2005).

10.11

THE NEW AGREEMENT entered into on December 8, 2005 among the Company, Sunburst Mexico, and MRT (herein incorporated by reference from the Company’s current report on Form 8-K for report date December 8, 2005 and filed with the Securities and Exchange Commission on December 14, 2005).

10.12

Funds Escrow Agreement dated July 2005, among Sunburst Acquisitions IV, Inc., Investment Fund, Ltd., Alpha Capital AG and Stonestreet LP, and Grushko & Mittman, P.C. (herein incorporated by reference from the Company’s current report on Form 8-K dated July 1, 2005 and filed with the Securities and Exchange Commission on August 17, 2005).

10.13

Repayment Agreement dated July 15, 2005 by and among Sunburst IV, Inc. and Investment Fund, Ltd., Alpha Capital AG and Stonestreet LP. (herein incorporated by reference from the Company’s current report on Form 8-K dated July 1, 2005 and filed with the Securities and Exchange Commission on August 17, 2005).

10.14

Consulting Agreement dated July 1, 2005 between Tracy A. Moore and Sunburst Acquisitions IV, Inc. (herein incorporated by reference from the Company’s current report on Form 8-K dated July 1, 2005 and filed with the Securities and Exchange Commission on August 17, 2005).

10.15

Consulting Agreement with G.M. Capital Partners, Ltd. dated January 30, 2006 (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2006)

10.17

Amendment to the New Agreement, dated April 6, 2006 by and among Mexoro Minerals, Ltd., Sunburst Mining de Mexico S.A. de C.V., and Minera Rio Tinto, S.A. de C.V. (hereby incorporated by reference from the Company’s current report on Form 8-K dated April 6, 2006 and filed with the Securities and Exchange Commission on April 7, 2006).

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10.18

Addendum To Purchase Contract Of Mining Rights To Lump Sum Entered Into On May 6, 2004 by Corporativo Minero, S.A. De C.V. And Sunburst Mining De Mexico, S.A. De C.V., dated March 24, 2006 (filed herewith).

14.1

Code of Ethics (filed herewith)

16.1

Responsive letter of Comiskey & Co. (incorporated by reference from Current Report on Form 8-K filed with the Securities and Exchange Commission on July 16, 2004)

21.1

 Subsidiaries of the Registrant (filed herewith).

23.1

Consent of Comiskey & Co. – Independent Public Accountants (filed herewith).

23.2

Consent of Pannell Kerr Forster (registered with the PCAOB as “Smythe Ratcliffe”) – Independent Public Accountants (filed herewith)

ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

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(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on April 7, 2006.

MEXORO MINERALS LTD.

By: /s/ Robert Knight

Robert Knight, CEO and Director

Date: April 7, 2006

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By: /s/ Robert Knight

 Robert Knight, CEO and Director

By: /s/ Mario Ayub

Mario Ayub, COO and Director

By: /s/ Tracy A. Moore

Tracy A. Moore, CFO and Director

Date: April 7, 2006

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